Exhibit 10.2

CREDIT AGREEMENT

Dated as of August 21, 2018

among

Vince, LLC,

as the Borrower,

The Guarantors Named Herein,

CRYSTAL FINANCIAL LLC,

as Agent

and

The Other Lenders Party Hereto

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	37
1.03	Accounting Terms	37
1.04	[Reserved]	38
1.05	Rounding	38
1.06	Times of Day	38
1.07	[Reserved]	38
1.08	Currency Equivalents Generally	38
1.09	Pro Forma Basis	39
ARTICLE II THE COMMITMENTS AND BORROWINGS		40
2.01	Term Loans	40
2.02	Borrowings of Term Loans	40
2.03	[Reserved]	40
2.04	[Reserved]	40
2.05	Voluntary Prepayments	40
2.06	Mandatory Prepayments	42
2.07	Repayment of Obligations; Amortization	43
2.08	Interest	44
2.09	Fees	44
2.10	Computation of Interest and Fees	44
2.11	Evidence of Debt	44
2.12	Payments Generally; Agent’s Clawback	45
2.13	Sharing of Payments by Lenders	45
2.14	Settlement Amongst Lenders	46
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		46
3.01	Taxes	47
3.02	[Reserved]	50
3.03	Inability to Determine Rates; Illegality; Replacement of LIBOR Rate	50
3.04	Increased Costs; Reserves on LIBOR Rate Loans	50
3.05	Compensation for Losses	51
3.06	Mitigation Obligations	52

i

3.07	Survival	52
ARTICLE IV CONDITIONS PRECEDENT TO BORROWING		52
4.01	Conditions to Borrowing	52
ARTICLE V REPRESENTATIONS AND WARRANTIES		55
5.01	Financial Condition	55
5.02	No Change	56
5.03	Existence, Compliance with Requirements of Law	56
5.04	Corporate Power; Authorization; Enforceable Obligations	57
5.05	No Legal Bar	57
5.06	No Material Litigation	57
5.07	No Default	57
5.08	Ownership of Property; Liens	58
5.09	Intellectual Property	58
5.10	Taxes	58
5.11	Federal Regulations	59
5.12	ERISA	59
5.13	Investment Company Act	60
5.14	Subsidiaries	60
5.15	Environmental Compliance	60
5.16	Accuracy of Information, etc.	60
5.17	Security Documents	61
5.18	Solvency	61
5.19	Senior Indebtedness	61
5.20	Labor Matters	62
5.21	Regulation H.	62
5.22	Anti-Money Laundering and Economic Sanctions Laws	62
5.23	Insurance	63
5.24	Deposit Accounts; Credit Card Arrangements	63
5.25	EEA Financial Institution	63
5.26	Casualty, Etc.	63
ARTICLE VI AFFIRMATIVE COVENANTS		63
6.01	Financial Statements	63
6.02	Certificates; Other Information	65
6.03	Notices	66

6.04	Payment of Obligations	68
6.05	Preservation of Existence, Etc.	68
6.06	Maintenance of Properties	68
6.07	Maintenance of Insurance	69
6.08	Compliance with Requirements of Laws	69
6.09	Designation as Senior Indebtedness	69
6.10	Inspection Rights	70
6.11	Additional Collateral and Additional Loan Parties	71
6.12	Cash Management	73
6.13	Cycle Counts; Physical Count	74
6.14	Environmental Laws	74
6.15	Further Assurances	74
6.16	Post-Closing Obligations	75
6.17	Use of Proceeds	75
6.18	Compliance with Terms of Leaseholds	75
6.19	Compliance with Material Contracts	75
ARTICLE VII NEGATIVE COVENANTS		75
7.01	Liens	76
7.02	Investments	78
7.03	Indebtedness	80
7.04	Fundamental Changes	83
7.05	Dispositions	83
7.06	Restricted Payments	85
7.07	Prepayments of Indebtedness	86
7.08	Change in Nature of Business	87
7.09	Transactions with Affiliates	88
7.10	Burdensome Agreements	88
7.11	Use of Proceeds	89
7.12	Amendment of Material Documents	89
7.13	Fiscal Year	89
7.14	Deposit Accounts; Credit Card Processors	89
7.15	Sales and Leasebacks	89
7.16	Clauses Restricting Subsidiary Distributions	90
7.17	Limitation on Hedge Agreements	90

7.18	Financial Covenant	90
7.19	Tax Receivable Agreement	91
7.20	Sanctions	91
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		91
8.01	Events of Default	91
8.02	Remedies Upon Event of Default	94
8.03	Application of Funds	95
8.04	Right to Cure	96
ARTICLE IX THE AGENT		97
9.01	Appointment	97
9.02	[Reserved]	97
9.03	[Reserved]	97
9.04	Delegation of Duties	97
9.05	Exculpatory Provisions	97
9.06	Reliance by Agent	98
9.07	Notice of Default	98
9.08	Non-Reliance on Agent and Other Lenders	99
9.09	Indemnification	99
9.10	Rights as a Lender	99
9.11	Successor Agent; Removal of Agent	100
9.12	Collateral and Guaranty Matters	100
9.13	[Reserved]	101
9.14	Agent May File Proofs of Claim	101
9.15	Notice of Transfer	101
9.16	Reports and Financial Statements	101
9.17	Agency for Perfection	102
9.18	Relation Among Lenders	102
ARTICLE X MISCELLANEOUS		102
10.01	Amendments and Waivers	102
10.02	Notices; Effectiveness; Electronic Communications	104
10.03	No Waiver; Cumulative Remedies	105
10.04	Expenses; Indemnity; Damage Waiver	106
10.05	Payments Set Aside	107
10.06	Successors and Assigns	108

10.07	Treatment of Certain Information; Confidentiality	111
10.08	Right of Setoff	112
10.09	Interest Rate Limitation	112
10.10	Counterparts; Integration; Effectiveness	112
10.11	Survival	113
10.12	Severability	113
10.13	Replacement of Lenders	113
10.14	GOVERNING LAW	114
10.15	SUBMISSION TO JURISDICTION; WAIVERS	114
10.16	Waivers of Jury Trial	114
10.17	No Advisory or Fiduciary Responsibility	115
10.18	USA PATRIOT Act; Proceeds of Crime Act	115
10.19	Foreign Asset Control Regulations	115
10.20	Time of the Essence	116
10.21	[Reserved]	116
10.22	Press Releases	116
10.23	Additional Waivers	116
10.24	Judgment Currency	117
10.25	No Strict Construction	118
10.26	Attachments	118
10.27	Electronic Execution of Assignments and Certain Other Documents	118
10.28	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	118

v

SCHEDULES

1.01(a)	Guarantors
1.01(b)	Immaterial Subsidiaries
1.01(c)	Consolidated Fixed Charge Coverage Ratio
2.01	Commitments and Applicable Percentages
4.01	Unrestricted Subsidiaries
5.01(a)	Contingent Obligations; Certain Indebtedness
5.01(b)	Financial Performance Projections
5.08(a)	Excepted Property
5.08(b)	Owned and Leased Real Estate
5.14	Subsidiaries
5.17	Filing Jurisdictions
5.23	Insurance
5.24(a)	DDAs, Securities Accounts, and Other Accounts
5.24(b)	Credit Card Arrangements
6.02	Financial and Collateral Reporting
6.16	Post-Closing Obligations
6.19	Material Contracts
7.01(f)	Existing Liens
7.02	Existing Investments
7.03(d)	Existing Indebtedness
7.09	Affiliate Transactions
7.10	Existing Burdensome Agreements
7.16	Existing Restrictions on Subsidiary Distributions
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Term Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E-1	Foreign Lender Exemption Certificate
E-2	Foreign Lender U.S. Tax Compliance Certificate
E-3	Alternative Form Foreign Lender U.S. Tax Compliance Certificate
E-4	Foreign Partnership U.S. Tax Compliance Certificate
F	Closing and Solvency Certificate
G	Representations and Warranties Certificate
H	Credit Card Notification
I	Borrowing Base Certificate
J	[Reserved]
K	Closing Checklist
L	Intercreditor Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 21, 2018, among VINCE, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors named on Schedule 1.01(a) hereto, each Lender from time to time party hereto, and CRYSTAL FINANCIAL LLC, as administrative agent and collateral agent.

The Borrower has requested that the Lenders provide a term loan credit facility, and the Lenders have indicated their willingness to lend term loans to the Borrower on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means Citizens Bank.

“ABL Borrowing Base Certificate” mean “Borrowing Base Certificate” as defined in the ABL Credit Agreement.

“ABL Commitments” means all “Commitments” as defined in the ABL Credit Agreement.

“ABL Credit Agreement” means the Credit Agreement, dated as of the date hereof, by and among the Borrower, the Guarantors named therein, Citizens Bank, as administrate agent and collateral agent and the other lenders from time to time party thereto, as the same may be amended from time to time hereafter to the extent permitted hereunder and in accordance with the Intercreditor Agreement.

“ABL Debt” means all “Obligations” (as defined in the ABL Credit Agreement) owing to the ABL Secured Parties under the ABL Loan Documents.

“ABL Excess Availability” means “Excess Availability” as defined in the ABL Credit Agreement.

“ABL Loan Cap” means the “Loan Cap” as defined under the ABL Credit Agreement.

“ABL Loan Documents” means all “Loan Documents” as defined in the ABL Credit Agreement.

“ABL Payment Conditions” means “Payment Conditions” as defined in the ABL Credit Agreement as in effect on the date hereof, without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof; provided, that “ABL Payment Conditions” as used hereunder shall also require compliance with Section 7.18(a) hereof, calculated on a pro forma basis immediately after giving effect to any transaction or payment as if such transaction or payment had been made as of the first day of such period; provided, further, that the Borrower shall have delivered a Compliance Certificate to the Agent including a reasonably detailed calculation of ABL Excess Availability and the Consolidated Fixed Charge Coverage Ratio.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABL Secured Parties” means the “Secured Parties” as defined in the ABL Credit Agreement.

“ABL Trigger Amount” means the “Trigger Amount” as defined in the ABL Credit Agreement.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Specified Event of Default under the ABL Credit Agreement or (ii) the failure of the Borrower to maintain ABL Excess Availability of at least the ABL Trigger Amount for three (3) consecutive Business Days. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (x) so long as such Specified Event of Default has not been waived in accordance with the terms of the ABL Credit Agreement, and/or (y) if such Accelerated Borrowing Base Delivery Event arises as a result of the Borrower’s failure to achieve ABL Excess Availability of at least the ABL Trigger Amount for three (3) consecutive Business Days, until the date ABL Excess Availability shall have been at least equal to the ABL Trigger Amount for thirty (30) consecutive calendar days. The termination of an Accelerated Borrowing Base Delivery Event as provided herein or under the ABL Credit Agreement shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Account” means “accounts” as defined in the UCC and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter of credit rights or letters of credit.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) an Investment in or a purchase of a fifty percent (50%) or greater interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person, (c) a purchase or acquisition of a Real Estate portfolio or stores from any other Person or assets constituting a business unit, line of business or division of any other Person, (d) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or greater than fifty percent (50%) of the Equity Interests, of any Person, in each case, in any transaction or group of transactions which are part of a common plan.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing February 1, 2020.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agent” means Crystal Financial LLC in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Agreement” means this Credit Agreement.

“Amended or Refinanced” means, in respect of any obligation, or the agreement or contract pursuant to which such obligation is incurred, (a) such obligation (or any portion thereof) or related agreement or contract as extended, renewed, defeased, amended, amended and restated, supplemented, modified, restructured, consolidated, refinanced, replaced, refunded or repaid from time to time and (b) any other obligation issued in exchange or replacement for or to refinance such obligation, in whole or in part, whether with same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a shorter or longer maturity, in each case to the extent not prohibited under the terms of the Loan Documents then in effect. “Amend or Refinance” and “Amendment or Refinancing” shall have correlative meanings.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)From and after the Closing Date until the first anniversary of the Closing Date, the percentages set forth in “Level I” of the pricing grid below; and

(b)After the first anniversary of the Closing Date, upon each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon Consolidated EBITDA for the Measurement Period ended immediately preceding such Adjustment Date for which financial statements have been delivered; provided, however, that upon the occurrence of an Event of Default, the Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in “Level I” (even if the Consolidated EBITDA requirements for a different Level have been met); provided further if the information set forth in any Compliance Certificate proves to be false or incorrect due to intentional misrepresentation by the Borrower such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Consolidated EBITDA	LIBOR Margin
I	Less than $20,000,000	7.00%
II	Greater than or equal to $20,000,000	6.75%

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of such Lender’s Commitment or the Total Outstandings at such time, subject to adjustment as provided in Section 10.06. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other instrument pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Premium Trigger Event” means (i) any prepayment by any Loan Party of all, or any part, of the principal balance of the Term Loan for any reason (including, but not limited to, any optional prepayment or mandatory prepayment (other than a prepayment pursuant to Sections 2.05(a)(ii), 2.06(b), (d) or (e)), and distribution in respect thereof, and any refinancing thereof), whether in whole or in part, and whether before or after (x) the occurrence of an Event of Default, or (y) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations; (ii) the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Section 8.02, including as a result of the commencement of an Insolvency Proceeding; (iii) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or (iv) the termination of this Agreement for any reason.  For purposes of the definition of the term Early Termination Fee, if an Applicable Premium Trigger Event occurs under clause (ii), (iii) or (iv) above, the entire outstanding principal amount of the Term Loan shall be deemed to have been prepaid on the date on which such Applicable Premium Trigger Event occurs.

“Appraised Value” means the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value, (i) with respect to Eligible Inventory, is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the applicable Loan Party, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser reasonably satisfactory to the ABL Agent, or (ii) with respect to Eligible Intellectual Property, shall be determined from time to time by reference to the most recent appraisal received by the Agent conducted by an independent appraiser that is retained by the Agent.

“Approved Fund” means, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Audited Financial Statement” means the audited consolidated balance sheet of Parent and its Subsidiaries for the Fiscal Year ended February 3, 2018, the related audited consolidated statements of income, cash flows and shareholders’ equity, and the footnotes thereto.

“Availability Reserves” means “Availability Reserves” as defined under the ABL Credit Agreement without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Blocked Account” means any deposit account in which any funds of any of the Loan Parties from one or more DDAs (other than any Excluded DDA) are concentrated and with respect to which a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Blocked Account Agreement” means with respect to a deposit account or Securities Account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (within the meaning of Section 9-104 or Section 8-106 of the UCC, as applicable) of such deposit account or Securities Account by the Agent and whereby the bank or intermediary maintaining such deposit account or Securities Account agrees, upon the occurrence and during the continuance of Cash Dominion Events, (as defined under the ABL Credit Agreement), to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” has the meaning provided in Section 6.12.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of such board of directors (or comparable managers).

“Borrower Intellectual Property” has the meaning specified in Section 5.09.

“Borrower” has the meaning set forth in the preamble.

“Borrowing” means the borrowing of Term Loans made by each of the Lenders pursuant to Section 2.01 to the Borrower on the Closing Date.

“Borrowing Base” means, at any time of calculation, an amount equal to (but not less than zero):

(a)the face amount of Eligible Trade Receivables of the Loan Parties multiplied by 90%;

plus

(b)the face amount of Eligible Credit Card Receivables of the Loan Parties multiplied by 100%;

plus

(c)95% multiplied by the Appraised Value of Eligible Inventory of the Loan Parties multiplied by the Cost of such Eligible Inventory, provided that Eligible In-Transit Inventory shall not exceed 30% of the Borrowing Base;

plus

(d)100% of Eligible Cash On Hand, in an aggregate amount of up to $5,000,000; provided, that Eligible Cash On Hand included in the Borrowing Base may not be withdrawn from the Qualified Account, thereby reducing the Borrowing Base, unless and until the Borrower furnishes the Agent with (x) notice of such intended withdrawal, (y) a Borrowing Base Certificate as of the date of such proposed withdrawal reflecting that, after giving effect to such withdrawal, no Overadvance (as defined under the ABL Credit Agreement) exists or would result from such withdrawal and (z) a certificate of a Responsible Officer on behalf of the Parent certifying that no Default or Event of Default shall have occurred and be continuing at the time of such withdrawal or would result therefrom;

plus

(e)72.5% multiplied by the Appraised Value of the Eligible Intellectual Property;

minus

(f)the then amount of all Reserves relating to the Loan Parties.

“Borrowing Base Certificate” means, collectively, the ABL Borrowing Base Certificate and the Term Loan Borrowing Base Certificate, collectively.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Requirements of Law of, or are in fact closed in, the state where the Agent’s Office in the applicable jurisdiction is located and (b) if such day relates to any interest rate settings as to a LIBOR Rate denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to Capital Lease Obligations but excluding any amount representing capitalized interest) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) expenditures to the extent financed with the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized (or are contractually committed to be utilized) for capital expenditures within twelve (12) months of the receipt of such proceeds; (iii) expenditures for leasehold improvements for which such Person has been reimbursed or received a credit; and (iv) expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Stock) made to the Borrower after the Closing Date, (v) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; (vi) without duplication of the provisions of clause (iii), above, expenditures that are accounted for as capital expenditures by the Parent, Holdings, the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Parent, Holdings, the Borrower or any Restricted Subsidiary and for which neither the Parent, Holdings, the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period); (vii) expenditures that constitute operating lease expenses in accordance with GAAP; (viii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Parent, Holdings, the Borrower and the Restricted Subsidiaries; and (ix) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Parent, Holdings, the Borrower and the Restricted Subsidiaries.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; or (h) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000; or (i) in the case of Foreign Subsidiaries, (i) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (ii) investments of comparable tenor and credit quality to those described above customarily utilized in the countries in which such Foreign Subsidiaries operate for short-term cash management purposes.

“CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary that has no material assets other than the Equity Interests of and, if applicable, Indebtedness of one or more Foreign Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)the Parent shall cease directly or indirectly to own 100% of the Equity Interests of Holdings and the Borrower (except to the extent Holdings is permitted to merge with the Parent pursuant to Section 7.04); or

(b)any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Investors shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Equity Interests having more, directly or indirectly, than 35% of the total voting power of all outstanding capital stock of the Parent in the election of directors, unless at such time the Permitted Investors are direct or indirect “beneficial owners” (as so defined) of Equity Interests of the Parent having a greater percentage of the total voting power of all outstanding Equity Interests of the Parent in the election of directors than that owned by each other “person” or “group” described above; or

(c)for any reason whatsoever, a majority of the Board of Directors of the Parent shall not be Continuing Directors; or

(d)a “Change of Control” (or comparable term) shall occur under the ABL Credit Agreement, any Junior Indebtedness or the documentation for any Amendment or Refinancing of the foregoing, in each case (other than the ABL Credit Agreement), if the outstanding principal amount thereof is in excess of $15,000,000.

“Citizens Bank” means Citizens Bank, National Association.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is August 21, 2018.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral”, “Security Assets” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is subject to Liens in favor of the Agent under the terms of the Security Documents.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, and (iv) makes such other agreements with the Agent as the Agent may reasonably require.

“Combined Total Outstandings” means the sum of (i) “Total Outstandings” under the ABL Credit Agreement plus (ii) the Total Outstandings hereunder.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitments” means, as to each Lender, its obligation to make its pro rata portion of the Term Loan to the Borrower pursuant to Section 2.01 on the Closing Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01. As of the Closing Date, the total Commitments of all Lenders is $27,500,000.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Parent within the meaning of Section 4001 of ERISA.

“Commonly Controlled Plan” has the meaning set forth in Section 5.12(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender’s giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent, Holdings, the Borrowers and their Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent, Holdings, the Borrowers and their Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Parent, Holdings, the Borrowers and their Restricted Subsidiaries and (b) without duplication, all Indebtedness consisting of ABL Indebtedness, to the extent otherwise included therein.

“Consolidated EBITDA” means, of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income, the sum of (a) income tax (or any alternative tax in lieu thereof) expense (including state franchise and similar taxes), (b) Consolidated Net Interest Expense of such Person and its Restricted Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to this Agreement, the ABL Credit Agreement, any Junior Indebtedness and any Permitted Amendment or Refinancing of any of the foregoing), (c) depreciation and amortization expense, (d) amortization or impairment of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) (subject to the cap in clause (A) of the proviso hereto), (f) stock-option based and other equity-based compensation expenses, (g) transaction costs, fees and expenses (including those relating to the transactions contemplated hereby and by the ABL Credit Agreement (including any Amendment or Refinancing or waivers of the Loan Documents and/or the ABL Loan Documents), and those payable in connection with the sale of Equity Interests (including any secondary or follow-on offerings), the incurrence, repayment, redemption, repurchase or defeasance of Indebtedness permitted under Section 7.03, any disposition of Property permitted under Section 7.05 or any recapitalization or any Permitted Acquisition or other Investment permitted under Section 7.02 or any other Specified Transaction (in each case whether or not successful)), (h) [reserved], (i) expenses or losses with respect to liability or casualty events and proceeds from any business interruption insurance, in each case, to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days) (in the case of this clause (i) to the extent not reflected as revenue or income in such statement of such Consolidated Net Income and without duplication of any amounts included in Consolidated Net Income), (j) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, (k) any call premium, tender premium, original issue discount or expenses associated with the repurchase, redemption, defeasance, or repayment of Indebtedness, (l) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, costs to consolidate facilities and relocate employees, costs related to the winddown of leases and costs related to store closures) deducted in such period in computing such Consolidated Net Income (subject to the cap in clause (A) of the proviso hereto), (m) any non-cash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing such Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP), and (n) through the Fiscal Year ending on or around February 2, 2019, one-time costs and expenses related to the replacement of services provided to the Borrower on the Closing Date under the terms of the Shared Services Agreement minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any non-cash items increasing Consolidated Net Income for such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives), all as determined on a Consolidated basis; provided that for purposes of calculating Consolidated EBITDA of the Parent, Holdings, the Borrower and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person acquired by the Parent, Holdings, the Borrower or its Restricted Subsidiaries during such period shall be included on a pro forma basis for such period to give effect to the transactions on the Closing Date and any Specified Transactions (but assuming the consummation of such Specified Transaction and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, and assuming any synergies and cost savings to the extent certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following such Specified Transaction and provided that the aggregate amount of synergies and costs savings included in Consolidated EBITDA for any period of four consecutive fiscal quarters, together with any amounts added back to Consolidated EBITDA pursuant to clauses (e) and (l) hereof, shall not exceed 22.5% of Consolidated EBITDA for such four fiscal quarter period (calculated before giving effect to such adjustment)), (B) the Consolidated EBITDA of any Person Disposed of by the Parent, Holdings, the Borrower or its Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period), (C) to the extent included in such Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Hedge Agreements or (iii) other derivative instruments, (D) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any net after-tax gain or loss resulting from Hedge Agreement or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations, and (E) any gains or losses attributable to foreign currency translations not entered into for speculative purposes, including those relating to mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of GAAP, including FAS No. 52.

Notwithstanding the foregoing, Consolidated EBITDA for the Parent, Holdings, the Borrower and its Restricted Subsidiaries shall be deemed to be: (i) for the Fiscal Quarter ending October 28, 2017, $11,206,000, (ii) for the Fiscal Quarter ending February 3, 2018, $4,483,000, (iii) for the Fiscal Quarter ending May 5, 2018, $(1,457,000), and (iv) for the Fiscal Quarter ending August 3, 2018, $778,000.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, with respect to the Parent, Holdings, the Borrower and its Restricted Subsidiaries, the ratio of (a) (i) Consolidated EBITDA for such period, minus (ii) Capital Expenditures (other than Financed Capital Expenditures) made in cash during such period, minus (iii) the aggregate amount of federal, state, provincial, territorial, municipal, local and foreign income Taxes paid in cash during such period (but not less than zero) and all amounts actually paid by the Loan Parties under the Tax Receivable Agreement to (b) the sum of (i) Consolidated Net Interest Expense for such period, plus (ii) scheduled payments of principal on Indebtedness during such period (after giving effect to any reduction thereof due to mandatory or permitted prepayments on such Indebtedness), plus (iii) the aggregate amount of Restricted Payments made pursuant to Section 7.06(f) and (g) hereof during such period (but excluding Restricted Payments to the extent funded by an issuance by the Borrower of Indebtedness permitted under Section 7.03 hereof (other than the Obligations), an Equity Issuance permitted hereunder or a capital contribution to the Borrower).

Notwithstanding the foregoing, (A) Capital Expenditures (other than Financed Capital Expenditures) for the Parent, Holdings, the Borrower and its Restricted Subsidiaries shall be deemed to be: (i) for the Fiscal Quarter ending February 3, 2018, $859,000, (ii) for the Fiscal Quarter ending May 5, 2018, $152,000, and (iii) for the Fiscal Quarter ending August 3, 2018, $2,061,000, (B) for purposes of calculating the amount under clause (b)(i) above for each “Testing Period” listed on Schedule 1.01(c) hereto, such amounts shall be calculated as the sum of (x) the “Plug Value” listed under the heading “clause (b)(i)” on such Schedule 1.01(c) for such “Testing Period” and (y) the Consolidated Net Interest Expense for the period listed on such Schedule 1.01(c) in the right-hand column under the heading “clause (b)(i)” with respect to such “Testing Period” and (C) for purposes of calculating the amount under clause (b)(ii) above for each “Testing Period” listed on Schedule 1.01(c) hereto, such amounts shall be calculated as the sum of (x) the “Plug Value” listed under the heading “clause (b)(ii)” on such Schedule 1.01(c) for such “Testing Period” and (y) the scheduled payments of principal on Indebtedness (after giving effect to any reduction thereof due to mandatory or permitted prepayments on such Indebtedness) for the period listed on such Schedule 1.01(c) in the right-hand column under the heading “clause (b)(ii)” with respect to such “Testing Period”.

“Consolidated Net Income” means, of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Parent, Holdings, the Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries and (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent, Holdings, the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income). Notwithstanding the foregoing, the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred financing costs and the effect of straight-lining of rents as a result of purchase accounting adjustments) in connection with any future Permitted Acquisition, Investment permitted under Section 7.02, Disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application at SFAS Nos. 141, 142 or 144 (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded from Consolidated Net Income.

“Consolidated Net Interest Expense” means, of any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, minus (b) the sum of (i) total cash interest income of such Person and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP plus (ii) one-time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, those paid in connection with the transactions occurring on the Closing Date or in connection with any Amendment or Refinancing hereof. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Hedge Agreements (other than early termination payments) permitted hereunder.

“Consolidated Working Capital” means  at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Continuing Directors” means the directors of the Parent on the Closing Date, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of the Parent is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote or consent of, or is appointed or otherwise approved by, the Sponsor, or those Permitted Investors which then hold a majority of the voting Equity Interests in the Parent then held by all Permitted Investors, in his or her election by the shareholders of the Parent.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” means as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person (or any other Person referred to in clause (a) of this definition) primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Cost” means the cost of purchases of Inventory, based upon the Borrower’s accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrower, the Borrower’s purchase journals or the Borrower’s stock ledger. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrower’s calculation of cost of goods sold.

“Credit Card Issuer” shall mean any person (other than Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, JCB, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option, Maestro, Novus, Interac, Push Funds, Switch, Solo, Visa Delta and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers reasonably approved by the Agent.

“Credit Card Notifications” has the meaning provided in Section 6.12.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means, collectively, (a) all present and future rights of the Borrower or a Guarantor to payment from any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of the Borrower or a Guarantor to payment from any Credit Card Issuer or Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent and its Affiliates and (iii) each successor and permitted assign of each of the foregoing, and (b) collectively, all of the foregoing, in each case, to the extent relating to the services provided to, and obligations owing by or guaranteed by, the Loan Parties.

“Crystal” means Crystal Financial LLC and/or any of its Affiliates from time to time party hereto as a Lender.

“Cure Date” has the meaning provided in Section 8.04.

“Currency Due” has the meaning provided in Section 10.24.

“Customer Credit Liabilities” means at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Loan Parties.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Loan Party, a customs broker, freight forwarder, consolidator, or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator, or carrier acknowledges that it has control over and, among other things, holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means any checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Laws” means each of (i) the Bankruptcy Code of the United States and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirement of Laws of the United States from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.06.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to two percent (2%) per annum in excess of the rate then applicable to such Obligation.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the target of any comprehensive Sanction

“Discharge of ABL Obligations” means the Payment in Full of the Senior Revolving Claims (as defined in the Intercreditor Agreement).

“Disposition” or “Dispose” means with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.  For the avoidance of doubt, it is understood and agreed that Holdings, the Borrower and any Restricted Subsidiary may, in the ordinary course of business, grant non-exclusive licenses (or exclusive licenses within a specific or defined field of use) to Intellectual Property owned or developed by, or licensed to, such entity and that, for purposes of this Agreement and the other Loan Documents, such licenses shall not constitute a “Disposition” of such Intellectual Property; provided, that other than with respect to any such exclusivity within a specific or defined field of use, the terms of such licenses shall not restrict the right of the Agent to use and/or dispose of such Intellectual Property owned by such entity in connection with the conduct of a Liquidation or other exercise of creditor remedies.

“Disqualified Institution” means (a) those banks, financial institutions and other entities designated in writing by the Borrower to the Agent prior to the Closing Date, in each case, together with their respective Affiliates, and (b) any corporate competitors of the Borrower and its Restricted Subsidiaries and the Affiliates of such corporate competitors (other than bona fide debt funds or investors) designated in writing by the Borrower to the Agent prior to the Closing Date.  The Agent will make the list of Disqualified Institutions available to any Lender upon request.

“Disqualified Stock” means any Equity Interest that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the final scheduled maturity date of the Obligations (other than (i) upon Payment in Full of the Obligations or (ii) if the issuer has the option to settle for Qualified Stock (and cash in lieu of fractional shares thereof in de minimis amounts) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interest or other assets other than Qualified Stock; provided that if such Equity Interests are issued pursuant to a plan for the benefit of Holdings, the Parent, Holdings, the Borrower, or any Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Restricted Subsidiary organized under the laws of United States, any state thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory) other than (i) a Domestic Subsidiary of a Foreign Subsidiary that is a CFC or (ii) any CFC Holdco.

“Early Termination Fee” means (i) during the period of time from and after the Closing Date up to (but not including) the date that is the first anniversary of the Closing Date, an amount equal to three (3.0%) of the principal amount of the Term Loan prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (ii), (iii) or (iv) of the definition thereof, deemed to be prepaid) on such date in cash to the Agent for the ratable account of the Lenders; (ii) during the period of time from and after the first anniversary of the Closing Date up to (but not including) the date that is the second anniversary of the Closing Date, an amount equal to one and one half percent (1.5%) of the principal amount of the Term Loan prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (ii), (iii) or (iv) of the definition thereof, deemed to be prepaid) on such date in cash to the Agent for the ratable account of the Lenders; and (iii) from and after the second anniversary of the Closing Date, zero.

“ECF Payment Date” has the meaning specified in Section 2.06(b).

“Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates under common control with such Credit Party; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; and (d) any other Person (other than a natural Person) satisfying the requirements of Section 10.06(b) hereof; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Disqualified Institution (with respect to clause (a) of the definition thereof, unless an Event of Default pursuant to Section 8.01(a) or (f) has occurred and is continuing), a Permitted Investor, a Loan Party or any of their respective Affiliates or Subsidiaries.

“Eligible Cash on Hand” means “Eligible Cash on Hand” as defined under the ABL Credit Agreement without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which could create additional ABL Excess Availability; provided, that in order for any Cash or Cash Equivalents to constitute Eligible Cash on Hand, it must be subject to the duly perfected first-priority Lien (subject to the Intercreditor Agreement) in favor of Agent under applicable law, and no other Lien (other than Permitted Encumbrances).

“Eligible Credit Card Receivables” means “Eligible Credit Card Receivables” as defined under the ABL Credit Agreement without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which could create additional ABL Excess Availability; provided, that in order for any Credit Card Receivable to constitute an Eligible Credit Card Receivable, it must be subject to the duly perfected first-priority Lien (subject to the Intercreditor Agreement) in favor of Agent under applicable law, and no other Lien (other than Permitted Encumbrances).

“Eligible In-Transit Inventory” means “Eligible In-Transit Inventory” as defined under the ABL Credit Agreement without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which could create additional ABL Excess Availability; provided, that in order for any In-Transit Inventory to constitute Eligible In-Transit Inventory, it must be subject to the duly perfected first-priority Lien (subject to the Intercreditor Agreement) in favor of Agent under applicable law, and no other Lien (other than Permitted Encumbrances).

“Eligible Intellectual Property” means, Borrower Intellectual Property determined by Agent in its Permitted Discretion, to be eligible for inclusion in the calculation of the Borrowing Base.  Without limiting the foregoing, no Borrower Intellectual Property shall be Eligible Intellectual Property unless:

(a)	The Parent, Holdings, the Borrower or any of its Restricted Subsidiaries has good and valid title to such Borrower Intellectual Property;
(b)

The Parent, Holdings, the Borrower or any of its Restricted Subsidiaries is in compliance with the representations, warranties and covenants set forth in this Agreement and the other Loan Documents relating to such Borrower Intellectual Property;

(c)

Agent shall have received evidence that all actions that the Agent may reasonably deem necessary or appropriate in its Permitted Discretion in order to create a valid, perfected and enforceable first-priority Lien on such Borrower Intellectual Property under applicable law (including, without limitation, filings at the PTO or such other equivalent foreign filing or registration office) has been taken; and

(d)

With respect to the Borrower Intellectual Property which was not included in the most-recent appraisal received by the Agent under this Agreement or over which the Agent has not completed its legal and business due diligence in its Permitted Discretion, the Agent (i)

shall have received an appraisal of such Borrower Intellectual Property in form and substance, and from appraisers, acceptable to the Agent in its Permitted Discretion and (ii) shall have completed its legal and business due diligence with the results of such due diligence satisfactory to the Agent in its Permitted Discretion; provided, however, that any such appraisals or legal or business due diligence shall be at the expense of the Borrower and shall not be subject to (and shall not be included in) the limitations set forth in Section 6.10 on the number of collateral audits, examinations, or appraisals for which the Agent is entitled to be reimbursed in any period.

“Eligible Inventory” means “Eligible Inventory” as defined under the ABL Credit Agreement without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which could create additional ABL Excess Availability; provided, that in order for any Inventory to constitute Eligible Inventory, it must be subject to the duly perfected first-priority Lien (subject to the Intercreditor Agreement) in favor of Agent under applicable law, and no other Lien (other than Permitted Encumbrances).

“Eligible Trade Receivables” means “Eligible Trade Receivables” as defined under the ABL Credit Agreement without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof which could create additional ABL Excess Availability; provided, that in order for any Account to constitute an Eligible Trade Receivable, it must be subject to the duly perfected first priority Lien (subject to the Intercreditor Agreement) in favor of Agent under applicable law, and no other Lien (other than Permitted Encumbrances).

“Embargoed Person” means any party that (i) is listed in any Sanctions related list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), including the list of “Specially Designated Nationals and Blocked Persons”, or the United States Department of State, the United Nations Security Council, the European Union, or any EU member state, (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC comprehensive sanctions programs, (iii) is subject to any Requirement of Law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked, (iv) any agency, political subdivision or instrumentality of the government of a country or territory that is the subject of OFAC comprehensive sanctions programs, (v) any natural person ordinarily resident in a country or territory that is the subject of OFAC comprehensive sanctions programs, or (vi) any Person fifty percent (50%) or more owned directly, or indirectly, individually or in the aggregate, by any of the above.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC or any other applicable Requirement of Law.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Equity Issuance” means any issuance by the Parent of its Qualified Stock in a public or private offering.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to the Parent, Holdings, the Borrower and its Restricted Subsidiaries on a Consolidated basis, for any Fiscal Year commencing with the Fiscal Year ending February 1, 2020, an amount equal to the sum of Consolidated EBITDA for such period minus the sum of the following, but without duplication:

(a)Financed Capital Expenditures paid in cash made during such period;

(b)Consolidated Net Interest Expense paid in cash during such period to the extent paid with the proceeds of Internally Generated Cash;

(c)consolidated Tax expenses paid for such period based on income, profits or capital, including state, franchise, capital, tariffs, customs, duties and similar taxes and withholding taxes paid in cash during such period to the extent paid with the proceeds of Internally Generated Cash;

(d)cash expenses that have been added back as part of the calculation of Consolidated EBITDA for such period;

(e)regularly scheduled payments of principal and any other permanent repayment of Indebtedness (other than with respect to the Term Loans or ABL Debt) to the extent permitted hereunder made during such period (other than, (x) for the avoidance of doubt, any Excess Cash Flow payments made during such period pursuant to Section 2.06(d) and (y) in respect of any revolving credit facility (or any other kind of Indebtedness that may be reborrowed or redrawn) during such period to the extent there is not an equivalent permanent reduction in commitments or availability thereunder), in each case, to the extent paid with the proceeds of Internally Generated Cash;

(f)permitted Restricted Payments under clauses (d), (e) and (g) of Section 7.06 paid in cash during such period to the extent paid with the proceeds of Internally Generated Cash;

(g)any increase in Consolidated Working Capital (if any);

(h)the amount of cash payments made in connection with Permitted Acquisitions and other permitted Investments (including transaction expenses, net working capital adjustments, and earnout payments, in each case, to the extent permitted under this Agreement to the extent consummated and, in each case, to the extent paid with the proceeds of Internally Generated Cash;

(i)permitted Investments in non-Affiliates of the Borrower paid in cash during such period to the extent paid with the proceeds of Internally Generated Cash;

(j)the amount of the anticipated payment due within the following twelve month period in respect of the Tax Receivable Agreement, to be estimated in good faith by the Borrower; provided, that, to the extent such amount actually paid in such following period is greater (or less) than such estimated amount, “Excess Cash Flow” for the following Fiscal Year shall be deemed to be decreased (or increased) by such amount (such adjustment to be made without duplication of any other adjustment in respect of such payment made in such following fiscal year);

plus any decrease in Consolidated Working Capital (if any).

“Excluded DDA” means (i) any deposit account exclusively used for payroll or employee benefits, and (ii) any deposit account which is a trust or fiduciary account.

“Excluded Subsidiary” means (a) any Subsidiary that is not directly or indirectly a wholly owned Subsidiary of the Parent, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable Requirements of Law or, to the extent mutually agreed the same would prevent the granting thereof, Contractual Obligations that are in existence on the Closing Date or at the time of acquisition of such Subsidiary and not entered into in contemplation thereof from providing a Facility Guaranty or if providing a Facility Guaranty by such Subsidiary would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), (d) any Foreign Subsidiary, (e) any Unrestricted Subsidiary, (f) any Subsidiary that is a captive insurance company and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Agent and the Borrower, the burden or cost or other consequences of providing a Facility Guaranty shall be excessive in view of the benefits to be obtained by the Credit Parties therefrom. For the avoidance of doubt, each Excluded Subsidiary is a Non-Guarantor Subsidiary hereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net or gross income (however denominated), Taxes imposed on or measured by net or gross profits, franchise or capital Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient’s being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender (or its assignor, if any) acquires such interest in the Term Loan or Commitment (or designates a new lending office) (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Guaranty” means a guarantee of the Obligations made by any Person in favor of the Agent and the other Credit Parties pursuant to the Security Agreement or in such other form reasonably satisfactory to the Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities in connection with the implementation of such Sections of the Code.

“Fee Letter” means the letter agreement, dated as of the date hereof, between the Borrower and the Agent.

“Financed Capital Expenditures” shall mean Capital Expenditures made through purchase money financing (other than from the Term Loans hereunder or ABL Debt) or Capital Lease transactions permitted hereunder.

“Financial Covenant” means the covenant specified in Section 7.18(a).

“Financial Performance Projections” means (i) the projected consolidated balance sheets, statements of income, cash flows, and stockholder’s equity of the Parent and its Subsidiaries, (ii) the projected Borrowing Base and (iii) ABL Excess Availability forecasts, in each case, prepared by management of the Parent and in form and substance reasonably satisfactory to the Agent.

“Fiscal Month” means one of the three fiscal periods in a Fiscal Quarter each of which is approximately one month in duration. There are 12 Fiscal Months in each Fiscal Year.

“Fiscal Quarter” means one of the four 13-week, or, if applicable, 14-week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on a Saturday of the thirteenth (or fourteenth, if applicable) week in such quarter.

“Fiscal Year” means the fiscal year ending on the Saturday closest to January 31 in any calendar year.

“Flood Insurance Laws” means collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Recipient that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, guarantees of operating leases in the ordinary course of business, and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means (i)  the Parent, (ii) Holdings and (iii) each Subsidiary of the Parent that executes and delivers a Facility Guaranty pursuant hereto; provided that no Excluded Subsidiary shall be required to be a Guarantor hereunder.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations or the price of commodities, raw materials, utilities and energy, either generally or under specific contingencies.

“Holdings” means Vince Intermediate Holding, LLC, a Delaware limited liability company.

“Immaterial Subsidiary” means, on any date, any Subsidiary of the Company that (i) had less than 3% of consolidated assets and 3% of annual consolidated revenues of the Parent, Holdings, the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such date and (ii) (A) that is listed on the attached Schedule 1.01(b) or (B) has been designated as such by the Borrower in a written notice delivered to the Agent (other than, in either case, any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Agent so long as such Subsidiary either provides a Facility Guaranty upon such designation and complies with Section 6.11 or otherwise qualifies as an Excluded Subsidiary hereunder); provided that no Subsidiary with Property of the type included in the Borrowing Base may be designated as an Immaterial Subsidiary, and provided further that at no time shall all Immaterial Subsidiaries so designated by the Borrower have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such time) in excess of 3% of consolidated assets or annual consolidated revenues, respectively, of the Parent, Holdings, the Borrower and its Restricted Subsidiaries.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, current accounts and similar obligations incurred in the ordinary course of such Person’s business and not more than 90 days past due (unless being contested in good faith by appropriate proceedings) and (ii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-out or contingent payment becomes fixed), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Stock, except for agreements with directors, officers and employees to acquire such Equity Interest upon the death or termination of employment of such director, officer or employee, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, other than guarantees of operating leases in the ordinary course of business, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (and in the event such Person has not assumed or become liable for payment of such obligation, only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any Debtor Relief Laws or under any other provincial, state or federal bankruptcy or insolvency law, each as now and hereafter in effect, any successors to such statutes, and any similar laws in any jurisdiction including, without limitation, any laws relating to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and any law permitting a debtor to obtain a stay or a compromise of the claims of its creditors.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, domain names, patents, trademarks, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means (i) the Intercreditor Agreement, dated as of the Closing Date, by and among the Agent and the ABL Agent, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof or (ii) any other intercreditor agreement among the Agent and any agent or trustee with respect to the ABL Credit Agreement or any Permitted Amendment or Refinancing thereof, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Interest Payment Date” means each January 1, April 1, July 1, and October 1 of each year (or, if such day is not a Business Day, the immediately following Business Day), and the Maturity Date.

“Interest Period” means the period commencing on the date such LIBOR Rate Loan is disbursed and ending on the date three months thereafter; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made.

“Internally Generated Cash” means cash generated from the operations of the business of the Borrower and its Subsidiaries; provided that, notwithstanding the foregoing, “Internally Generated Cash” shall not include (i) the proceeds of any Indebtedness (excluding the ABL Debt), (ii) the proceeds of the issuance of any Equity Interests or (iii) the proceeds of any insurance (other than business interruption insurance), indemnification or other payments from non-Loan Party Affiliates.

“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a common carrier and is in transit from a foreign vendor of a Loan Party to a location of a Loan Party in the United States or, if the Loan Parties have taken steps to create and perfect a first priority Lien in such Inventory under the Requirements of Law of Canada (and its provinces) and taken such other actions as may be reasonably requested by ABL Agent in connection therewith (including the receipt of customary legal opinions), Canada.

“Inventory” has the meaning given that term in the UCC or other applicable Requirement of Law, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the ABL Agent in its Permitted Discretion, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or factored into the advance rates, to reflect the changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory.

“Investment” has the meaning given to such term in Section 7.02 hereof.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning given to such term in Section 10.24.

“Junior Indebtedness” has the meaning given to such term in Section 7.03(m).

“Landlord Lien State” means any state, province or territory in which a landlord’s claim for rent has priority by operation of applicable Requirement of Law over the Lien of the Agent in any of the Collateral.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lenders” means the Lenders having Commitments or Term Loans from time to time or at any time. Any Lender may, in its reasonable discretion, arrange for one or more Term Loans to be made by Affiliates or branches of such Lender, in which case the term “Lender” shall include any such Affiliate or branch with respect to Term Loans made by such Affiliate or branch.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“LIBOR Rate” means:

(a)for any Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations, including the “Money Rates” section of the Wall Street Journal, or as may be designated by the Agent from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by major money market banks to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period, which rate is approved by the Agent; and

(b)If the LIBOR Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

“LIBOR Rate Loan” means a Term Loan that bears interest at a rate based on the LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).  For the avoidance of doubt, it is understood and agreed that Holdings, the Borrower and any of its Restricted Subsidiaries may, as part of their business, grant non-exclusive licenses (or exclusive licenses within a specific or defined field of use) to Intellectual Property owned or developed by, or licensed to, such entity.  For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property; provided, other than with respect to any such exclusivity within a specific or defined field of use, that the terms of such licenses shall not restrict the right of the Agent to use and/or dispose of such Intellectual Property owned by such entity in connection with the conduct of a Liquidation or other exercise of creditor remedies.

“Limited Condition Acquisition”: any acquisition or other Investment (including acquisitions subject to a letter of intent or purchase agreement), the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and which is not a “sign and close” transaction; provided that in the event the consummation of any such acquisition or Investment shall not have occurred on or prior to the date that is 120 days following the signing of the applicable Limited Condition Acquisition agreement, such acquisition or Investment shall no longer constitute a Limited Condition Acquisition for any purpose.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Requirements of Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning assigned to such term in Section 2.11.

“Loan Documents” means this Agreement, each Note, the Fee Letter, all Borrowing Base Certificates, the Term Loan Notices, all Compliance Certificates, the Blocked Account Agreements, all Collateral Access Agreements, all Credit Card Notifications, the Security Documents, any Facility Guaranty, and the Intercreditor Agreement, each as amended and in effect from time to time, and any and all other agreements, certificates, notices, instruments and documents now or hereafter executed by any Loan Party or Subsidiary of a Loan Party and delivered to the Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Loan Parties” means, collectively, the Borrower and the Guarantors. “Loan Party” means any one of such Persons.

“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Investors” means the directors, officers and other employees of the Parent and its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business, properties, or financial condition of the Parent and its Subsidiaries, taken as a whole; (ii) the validity or enforceability of the Loan Documents or the material rights and remedies of the Agent and the Lenders thereunder, in each case, taken as a whole; or (iii) the ability of the Loan Parties (taken as a whole) to perform any of its obligations under the Loan Documents in a manner that materially and adversely affects the Lenders.

“Material Contract” means, with respect to any Loan Party, any document or agreement relating to or evidencing each contract to which such Person is a party the termination of which would reasonably be expected to have a Material Adverse Effect; provided that the term “Material Contract” does not include any document or agreement relating to or evidencing Material Indebtedness.

“Material Indebtedness” means Indebtedness under the ABL Credit Agreement and other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $15,000,000.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to any Environmental Law.

“Maturity Date” means the earlier of (a) August 21, 2023 and (b) the “Maturity Date” under the ABL Credit Agreement.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed twelve Fiscal Months of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgages” means any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Most Recently Ended” means, with respect to any period, the most recently ended period for which the financial statements required by Section 6.01(a), Section 6.01(b) or Section 6.01(c), as applicable, have been delivered or required to have been delivered.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)with respect to any Disposition of Property or Recovery Event, proceeds (including, when received, any deferred or escrowed payments) received by any Loan Party in cash pursuant to such Disposition or Recovery Event, net of (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (ii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such Disposition or Recovery Event; (iii) transfer or similar taxes; and (iv) reserves for indemnities, until such reserves are no longer needed (at which point, such amounts shall become Net Cash Proceeds); and

(b)with respect to any issuance of Indebtedness, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs and expenses relating to such issuance (including up-front, underwriters’ and placement fees).

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01(c).

“Non-Excluded Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document other than Excluded Taxes and Other Taxes.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness (a) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (b) as to which the lenders or holders thereof have been notified in writing that they will not have any recourse to the capital stock or assets of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary which is the issuer or a guarantor or the direct or indirect parent of the issuer or guarantor of such indebtedness).

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside of the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside of the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” means the promissory note of the Borrower substantially in the form of Exhibit B, payable to the order of each Lender, evidencing the Term Loan made by such Lender from time to time.

“Obligations” means all advances to, and debts (including principal, interest, fees (including the Early Termination Fee, if applicable), and reasonable costs and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, and reasonable costs and expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.

“OFAC” has the meaning set forth in the definition of “Embargoed Person”.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“PA Specified Event of Default” means the occurrence of any Event of Default described in any of Sections 8.01(a) (Non-Payment), 8.01(b) (but only insofar as such an Event of Default arises from a breach of the provisions of Section 6.01(a) (Annual Financial Statements), Section 6.01(b) (Quarterly Financial Statements), Section 6.02(b) (Compliance Certificates), Section 6.12 (Cash Management) or Section 6.02(c) (Borrowing Base Certificates)), 8.01(d) (Representations and Warranties; but only insofar as such Event of Default arises from a material misrepresentation contained in any Borrowing Base Certificate), or 8.01(f) (Insolvency Proceedings, Etc.).

“Parent” means Vince Holding Corp., a Delaware corporation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning provided therefor in Section 10.06(d)(ii).

“Payment in Full” means the payment in Dollars in full in cash or immediately available funds of all outstanding Obligations (excluding contingent indemnification obligations for which a claim has not then been asserted). “Paid in Full” shall have the correlative meaning.

“Payoff Indebtedness” means Indebtedness under (a) that certain Credit Agreement, dated as of November 27, 2013, by and among Bank of America, N.A., as the agent, the lenders party thereto, Vince, LLC as the “Borrower”, and the other parties thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time until the date that is immediately prior to the Closing Date and (b) that certain Term Loan Agreement, dated as of November 27, 2013, among Vince, LLC and Vince Intermediate Holding, LLC, each as “Borrowers”, Vince Holding Corp., as “Holdings”, Bank of America, N.A., as the agent, the lenders party thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time until the date that is immediately prior to the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to (or to which there is an obligation to contribute) by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, and each such plan for the five-year period immediately following the latest date on which the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Permitted Acquisition” means (i) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders or (ii) an Acquisition in which all of the following conditions are satisfied:

(a)Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(b)in the event the purchase price for the Acquisition exceeds $15,000,000, (i) not less than five Business Days prior to the consummation of any such Acquisition (or such shorter period of time the Agent may approve) the Agent shall have received the then current drafts of the documentation to be executed in connection with such Acquisition (with final copies of such documentation to be delivered to the Agent promptly upon becoming available), including all schedules and exhibits thereto, a quality of earnings report and pro forma financial statements, and  (ii) the Agent shall have received notice of the closing date for such Acquisition; provided that such notice shall be given unless doing so would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such Acquisition;

(c)any Person or assets or division acquired is, at the time of such Acquisition, and shall be in the same business or lines of business, or business reasonably related, ancillary or complementary thereto, in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date;

(d)[Reserved];

(e)such Person shall have become a Restricted Subsidiary and, if such Person shall be a wholly-owned Domestic Subsidiary (and not an Excluded Subsidiary), a Guarantor and the provisions of Section 6.11 shall have been complied with to the reasonable satisfaction of the Agent; provided that, notwithstanding the foregoing, the aggregate consideration expended in respect of Persons that shall not become Guarantors or wholly owned Subsidiaries may not exceed $15,000,000; and

(f)The Loan Parties shall have satisfied the ABL Payment Conditions (provided that, solely in connection with Limited Condition Acquisitions such condition shall be tested as of the date the definitive agreements for such Limited Condition Acquisition are entered into, and no PA Specified Event of Default shall have occurred and be continuing at the time such Limited Condition Acquisition is consummated).

“Permitted Amendment or Refinancing” shall mean, with respect to any Person, any Amendment or Refinancing of any Indebtedness of such Person; provided that (a) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness of the Loan Parties under the ABL Credit Agreement, the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Amended or Refinanced except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums and make whole amounts), thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount and defeasance costs) incurred in connection with such Amendment or Refinancing and (ii) by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c), the Indebtedness resulting from such Amendment or Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Amended or Refinanced, (c) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness permitted pursuant to Sections 7.03(c), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being Amended or Refinanced is Indebtedness permitted pursuant to Section 7.03(d), 7.03(i), 7.03(m), 7.03(n), or 7.03(o), (i) to the extent such Indebtedness being Amended or Refinanced is subordinated in right of payment or in lien priority to the Obligations, the Indebtedness resulting from such Amendment or Refinancing is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Amended or Refinanced, (ii) the terms and conditions of any such Amended or Refinanced Indebtedness under Section 7.03(m), or 7.03(o) shall be usual and customary for high yield securities of the type issued, (iii) the other terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or optional redemption provisions) of any such Amended or Refinanced Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being Amended or Refinanced, taken as a whole (provided that a certificate of a Responsible Officer delivered to the Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the requirements of clause (ii) and this clause (iii) unless the Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (iv) the obligors (including any guarantors) in respect of the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension shall be the same as the obligors (including any guarantors) of the Indebtedness being Amended or Refinanced and (e) in the case of any Permitted Amendment or Refinancing in respect of the ABL Credit Agreement, (x) such Permitted Amendment or Refinancing is secured only by all or any portion of the collateral securing the Indebtedness being Amended or Refinanced and (y) and such Permitted Amendment or Refinancing is subject to the Intercreditor Agreement and (f) in the case of any Permitted Amendment or Refinancing that is guaranteed (including in respect of the ABL Credit Agreement) or secured by all or any portion of the collateral securing the Indebtedness being Amended or Refinanced, such Permitted Amendment or Refinancing is guaranteed only by the Guarantors guaranteeing and secured only by all or any portion of the collateral securing the Indebtedness being Amended or Refinanced. When used with respect to any specified Indebtedness, “Permitted Amendment or Refinancing” shall mean the Indebtedness incurred to effectuate a Permitted Amendment or Refinancing of such specified Indebtedness.

“Permitted Discretion” means a determination made by the Agent, in the exercise of its reasonable credit judgment from the viewpoint of an asset based lender, exercised in good faith in accordance with customary business practices for comparable asset based lending transactions.

“Permitted Encumbrances” has the meaning set forth in Section 7.01.

“Permitted Investors” means the collective reference to (i) the Sponsor and Sponsor Affiliates, (ii) the Management Investors, (iii) any Permitted Transferees of any of the foregoing Persons, and (iv) any ‘‘group’’ (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such ‘‘group’’ and without giving effect to the existence of such ‘‘group’’ or any other ‘‘group,’’ such Persons specified in clauses (i), (ii) or (iii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings held by such ‘‘group,” and provided further, that, in no event shall the Sponsor own a lesser percentage of voting stock than any other Person or group referred to in clauses (ii), (iii) and (iv).

“Permitted Seller Note” means a promissory note containing subordination and other related provisions reasonably acceptable to the Agent, representing Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with any acquisition permitted under Section 7.02(f) and payable to the seller in connection therewith.

“Permitted Store Closings” means (a) store closures and related dispositions which do not exceed (i) in any Fiscal Year of the Borrower and its Subsidiaries, the greater of five (5) stores and 10% of the total number of stores in existence on the first day of such Fiscal Year (net of new store openings), and (b) the related Inventory is disposed of at such stores in accordance with liquidation agreements and with professional liquidators acceptable to the Agent.

“Permitted Transferee” means (a) in the case of the Sponsor, (i) any Sponsor Affiliate, (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants; and (b) in the case of any Management Investor, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Investor and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means at a relevant time, any employee benefit plan within the meaning of Section 3(3) of ERISA and in respect of which Holdings, the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Securities” has the meaning set forth in the Security Agreement.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Qualified Account” means any investment or deposit account maintained by a Loan Party with the Agent specifically and solely used for purposes of holding such Eligible Cash On Hand.

“Qualified Stock” means any Equity Interests that are not Disqualified Stock.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrowers or any Subsidiary Guarantor.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Rejection Notice” has the meaning set forth in Section 2.06.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.16(c).

“Representations and Warranties Certificate” means a certificate in the form of Exhibit G.

“Required Lenders” means, as of any date of determination, at least two (2) Lenders (or one (1) Lender to the extent that there is only one (1) Lender) holding in the aggregate more than 50% of the Total Outstandings.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means all Inventory Reserves and Availability Reserves. The ABL Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish or modify Reserves upon three (3) Business Days prior written notice to the Borrower (during which period the ABL Agent shall be available to discuss any such proposed Reserve with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the ABL Agent), provided that no such prior notice shall be required for (1) changes to any Availability Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities), or (2) if a Specified Event of Default has occurred and is continuing; provided further that all such Reserves (including the amount of such Reserve) shall bear a reasonable relationship to the circumstances, conditions, events or contingencies that are the basis for such Reserve. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory, Eligible Trade Receivables or reserves criteria deducted in computing the Appraised Value of Eligible Inventory. In the event the circumstances, conditions, events or contingencies underlying any such Reserve cease to exist or the liability that is the basis for any such Reserve has been reduced, such Reserve shall be rescinded or reduced by an amount as determined in the ABL Agent’s Permitted Discretion.

“Responsible Officer” means the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of the Parent, Holdings or the Borrower, as applicable, or (with respect to Section 6.03) any Restricted Subsidiary and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of the Parent, Holdings or the Borrower, as applicable.

“Restricted Payment” has the meaning given to such term in Section 7.06 hereof.

“Restricted Subsidiary” means any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Retail DDA” means a DDA of any Loan Party used solely in the operation of a store location.

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of The McGraw-Hill Companies, Inc. and any successor to the rating agency business thereof.

“Sanction(s)” means any economic sanctions administered or enforced by any Governmental Authority of the United States, Canada or the European Union (including, without limitation, OFAC, the United States Department of State, Foreign Affairs and International Trade Canada or the Department of Public Safety Canada or Her Majesty’s Treasury).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Account” has the meaning provided in Section 8-501 of the UCC.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date among the Loan Parties and the Agent.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Mortgages, the Intercreditor Agreement, the Credit Card Notifications and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shared Services Agreement” means the Shared Services Agreement, dated as of November 27, 2013, between the Borrower and Kellwood, LLC.

“Single Employer Plan” means any Pension Plan, but excluding any Multiemployer Plan.

“Solvent” means with respect to any Person, as of any date of determination, (a) on a going concern basis the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal, state, provincial, territorial, municipal, local and foreign laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an insufficient amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Contribution” has the meaning set forth in Section 8.04.

“Specified Event of Default” means the occurrence of any Event of Default described in any of Sections 8.01(a) (Non-Payment), 8.01(b) (but only insofar as such an Event of Default arises from a breach of the provisions of Section 6.01(a) (Annual Financial Statements), Section 6.01(b) (Quarterly Financial Statements), Section 6.02(b) (Compliance Certificates), Section 6.12 (Cash Management), Section 7.18 (Financial Covenant), or Section 6.02(c) (Borrowing Base Certificates)), 8.01(d) (Representations and Warranties; but only insofar as such Event of Default arises from a material misrepresentation contained in any Borrowing Base Certificate), or 8.01(f) (Insolvency Proceedings, Etc.).

“Specified Transaction” means (a) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or (b) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit) and any Restricted Payment that by the terms of this Agreement requires such test to be calculated on a “pro forma basis” or after giving “pro forma effect.”

“Sponsor” means Sun Capital Partners V, L.P. and any Controlled Affiliates thereof (but excluding any portfolio companies of the foregoing).

“Sponsor Affiliate” means the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior Payment in Full of the Obligations and which is in form and on terms reasonably satisfactory to the Agent.

“Subordination Provisions” has the meaning set forth in Section 8.01(l).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Subsidiary Guarantors” means each Subsidiary of the Borrower that is a Guarantor hereunder.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated as of November 27, 2013 by and among the Parent, the stockholders of the Parent party thereto and Sun Cardinal LLC, as stockholder representative, as amended, modified or supplemented from time to time not in violation of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar fees or charges in the nature of a tax, levy, et cetera, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing Base Certificate” means a certificate substantially in the form of Exhibit I hereto (with such changes therein as may be reasonably required by the Agent to reflect the components of and Reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete in all material respects by a Responsible Officer of the Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Term Loan” has the meaning set forth in Section 2.01.

“Term Loan Notice” means the notice of Borrowing, which shall be substantially in the form of Exhibit A (Term Loan Notice).

“Term Loan Priority Account” has the meaning set forth in the Intercreditor Agreement.

“Term Loan Reserve” means “Term Loan Reserve” as defined under the ABL Credit Agreement as in effect on the date hereof without giving effect to any amendments or modifications of such definition or any component definitions (or any sub-component definitions) thereof.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Termination Date” means the earliest to occur of (i) the Maturity Date or (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article VIII.

“Total Outstandings” means, without duplication, the aggregate principal balance of the Term Loan owing to all Lenders.

“Trading with the Enemy Act” has the meaning set forth in Section 10.19.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform

Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower designated as such and listed on Schedule 4.01 on the Closing Date and (ii) any Subsidiary of the Borrower that is designated by a resolution of the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (i) and (ii), such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (c) is a Person with respect to which neither the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interest or warrants, options or other rights to acquire Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise provided credit support at the time of such designation for any Indebtedness of the Borrower or any of its Restricted Subsidiaries; (e) does not hold any assets constituting Term Priority Collateral or otherwise of the type included in the Borrowing Base; and (f) to the extent requested by the Agent, such Subsidiary shall have entered into an agreement with the Agent, in form and substance reasonably satisfactory to the Agent, allowing the use of the assets and other property of such Subsidiary as may be necessary or desirable for the Liquidation of the Term Priority Collateral or such other assets. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation and the Loan Parties would be in compliance with Section 7.18 on the date of such designation after giving pro forma effect to such designation, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.02 in an amount equal to the fair market value of the Subsidiary so designated; provided that the Borrower may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four Fiscal Quarters.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being Amended or Refinanced (the “Applicable Indebtedness”), the effects of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable Amendment or Refinancing shall be disregarded.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Notwithstanding anything to the contrary herein or in any other Loan Document, any reference to a defined term as defined in the ABL Credit Agreement or any other ABL Loan Document shall refer to the definition of such term as in effect on the date hereof, except with respect to any amendment or modification thereto permitted under the Intercreditor Agreement or otherwise consented to by the Agent and the Lenders party hereto.

1.02Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.

(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statement, except as otherwise specifically prescribed herein.

(b)Changes in GAAP. (i) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (x) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (y) upon request, the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(i)Notwithstanding any other provision contained herein, the effects of FASB 842 shall be disregarded for all purposes under this Agreement.

(ii)Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used here shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

1.04[Reserved]

1.05Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to two places more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07[Reserved].

1.08Currency Equivalents Generally.

(a)For purposes of determining compliance with Sections 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder); provided that, for the avoidance of doubt, the below provisions of Section 1.09 shall otherwise apply to such Sections, including with respect to determining whether any Investment or Indebtedness may be incurred or made at any time under such Sections.

(b)For purposes of determining the Consolidated Fixed Charge Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the test period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness; provided that, notwithstanding anything to the contrary herein, Term Loans denominated in a currency other than Dollars will be converted to Dollars at the Spot Rate.

1.09Pro Forma Basis.

(a)Notwithstanding anything to the contrary herein, the Consolidated Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.09.

(b)For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable period and (ii) subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable period. If since the beginning of any applicable period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings, the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then the Consolidated Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c)Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and include, for the avoidance of doubt, the amount of cost savings and synergies projected by the Borrower in good faith to be reasonably anticipated to be realizable within 12 months after the closing date of such Specified Transaction (provided that to the extent any such operational changes are not associated with a transaction, such changes shall be limited to those for which all steps have been taken for realizing such savings and are factually supportable, reasonably identifiable and supported by an officer’s certificate delivered to the Agent) (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period as if such cost savings and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided that any increase in Consolidated EBITDA as a result of cost savings and synergies shall be subject to the limitations set forth in the definition of Consolidated EBITDA.

(d)In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Fixed Charge Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable period and (ii) subsequent to the end of the applicable period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable period.

ARTICLE II
THE COMMITMENTS AND BORROWINGS

2.01Term Loans.

Subject to the terms and conditions set forth herein, on the Closing Date, each Lender shall make to the Borrower a term loan in the principal amount equal to its pro rata share of Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000) (the “Term Loan”), provided that, in no event shall the Term Loan made by any Lender exceed such Lender’s Commitment.  The Term Loan is not a revolving credit facility and may not be repaid and redrawn and any repayments or prepayments of principal on a Term Loan shall permanently reduce such Term Loan.  The Borrower irrevocably authorizes the Agent and the Lenders to disburse the proceeds of the Term Loans on the Closing Date in accordance with the terms of this Agreement.  Upon the making of the Term Loans on the Closing Date, the Commitments shall be irrevocably terminated.

2.02Borrowings of Term Loans.

(a)The Term Loans shall be LIBOR Rate Loans at all times, subject to Section 3.03.

(b)To the extent not paid by the Borrower when due (after taking into consideration any grace period), the Agent, without the request of the Borrower, may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account.  The Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrower’s obligations under Section 2.05(c).  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall constitute a Term Loan and shall bear interest at the interest rate then and thereafter applicable to the Term Loans.

(c)The Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period upon determination of such interest rate.

2.03[Reserved].

2.04[Reserved].

2.05Voluntary Prepayments.

(a)

(i)The Borrower may, upon irrevocable notice from the Borrower to the Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty (subject to Section 2.05(b) below); provided that, (A) such notice must be received by the Agent not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment of such Term Loans; (B) any prepayment of Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Interest Period of such Term Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrower may prepay the Term Loans in accordance with the terms of this Section 2.05(a) (1) in an aggregate amount of up to $7,500,000 without any Early Termination Fee becoming due and payable; provided that, (i) no Event of Default shall have occurred and be continuing and (ii) any such prepayment shall not be made in connection with a refinancing transaction of the Total Outstandings hereunder; and (2) on any ECF Payment Date, the Borrower may elect to make a voluntary prepayment of the Term Loans in the same manner as the amount mandatorily prepaid pursuant to Section 2.06(b) in an additional amount not to exceed (taken together with amounts due and payable on such date pursuant to Section 2.06(b)) a combined amount of up to 100% of Excess Cash Flow for such Fiscal Year, without any Early Termination Fee becoming due and payable thereon.

(b)Early Termination Fee.  Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, the Early Termination Fee.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Early Termination Fee, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loan was prepaid as of such date and shall constitute part of the Obligations for all purposes herein.  Any Early Termination Fee payable in accordance with this Section 2.05(b) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event, and the Loan Parties agree that it is reasonable under the circumstances currently existing.  The Early Termination Fee, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING EARLY TERMINATION FEE IN CONNECTION WITH ANY SUCH ACCELERATION.  The Loan Parties expressly agree that (A) the Early Termination Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Early Termination Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Early Termination Fee, (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(b), (E) their agreement to pay the Early Termination Fee is a material inducement to the Lenders to make the Term Loan, and (F) the Early Termination Fee represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Applicable Premium Trigger Event.

2.06Mandatory Prepayments.

Unless any amount below is required to reduce the ABL Debt in accordance with the terms of the Intercreditor Agreement, and is actually applied to reduce the ABL Debt in accordance with the terms of the Intercreditor Agreement:

(a)If during any Fiscal Year of the Borrower, any Loan Party has received cumulative Net Cash Proceeds during such Fiscal Year from one or more Dispositions of Term Loan Priority Collateral, or, after the Discharge of ABL Obligations, any Property of any Loan Party or Subsidiary thereof (excluding any Disposition permitted by clause (a), (b), (c) (except as it relates to Section 7.04(d)), (e), (f), (g), (h), (i), (j), (k), (l), (n), (o), (p), (q) and (r) of Section 7.05) of at least $500,000, within five Business Days after the receipt by any Loan Party of such Net Cash Proceeds, the Borrower shall make a prepayment of the Term Loans in an amount equal to 100% of such excess Net Cash Proceeds.  Notwithstanding the foregoing, the Borrower may, at its option by notice in writing to the Agent given no later than thirty (30) days following the Disposition resulting in such Net Cash Proceeds, provided that no Event of Default has occurred and is continuing, reinvest the Net Cash Proceeds of such Disposition in the business of the Borrower and its Subsidiaries within one hundred eighty (180) days following the receipt of such Net Cash Proceeds, or enter into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment within an additional ninety (90) days thereafter, with the amount of Net Cash Proceeds unused after such period to be applied to prepay the Term Loans; provided, further, that (i) prior to the Discharge of ABL Obligations, the Loan Parties shall immediately deposit such Net Cash Proceeds from any Disposition relating to Property constituting Term Priority Collateral in the Term Loan Priority Account and (ii) subsequent to the Discharge of ABL Obligations, the Loan Parties shall immediately deposit Net Cash Proceeds from any Disposition of any Property in the Term Loan Priority Account; provided that, so long as no Event of Default has occurred and is continuing, the Agent shall release any funds to the Borrower which the Borrower requires to reinvest in the business of the Borrower and its Subsidiaries as set forth above or, prior to the expiration of the reinvestment period provided for in this Section 2.06(a), apply such funds to repayment of the Term Loans upon instruction of the Borrower in accordance with the terms of this Section 2.06(a).

(b)Subject to any limitations contained in the Revolving Credit Agreement, within ten Business Days after the earlier to occur of the date on which (x) Borrower’s Fiscal Year-end audited financial statements are required to be delivered or (y) such financial statements are actually delivered, in each case pursuant to Section 6.01(a) (commencing with the Fiscal Year ending February 1, 2020) (each such date, an “ECF Payment Date”), the Borrower shall make a prepayment of the Term Loans in an amount equal to (1) 50% of Excess Cash Flow for such Fiscal Year minus (2) the sum of (A) voluntary prepayments of Term Loans pursuant to Section 2.05(a) hereof made during such period and, at the election of the Borrower, any such payments made after the end of such period but prior to the ECF Payment Date (provided that such payments may not be deducted pursuant to this clause (2)(A) with respect to the following Fiscal Year) and (B) voluntary prepayments of ABL Debt pursuant to Section 2.05(a) of the ABL Credit Agreement made during such period accompanied by a permanent reduction in the ABL Commitments and, at the election of the Borrower, any such payments made after the end of such period but prior to the ECF Payment Date (provided that such payments may not be deducted pursuant to this clause (2)(B) with respect to the following Fiscal Year).

(c)Upon the occurrence of a Change of Control, the Borrower shall make a prepayment of the Term Loans in an amount equal to 100% of the outstanding Obligations at such time.

(d)Concurrently with the receipt by any Loan Party of the proceeds of any Specified Contribution pursuant to Section 8.04, the Borrower shall make a prepayment of the Term Loans in an amount equal to 100% of such Specified Contribution.

(e)If during any Fiscal Year of the Borrower, any Loan Party has received cumulative Net Cash Proceeds during such Fiscal Year from one or more Recovery Events in respect of Term Loan Priority Collateral, or, after the Discharge of ABL Obligations, any Property, of at least $500,000, not later than five (5) Business Days following the date of receipt of any Net Cash Proceeds in excess of such amount, the Borrower shall make a prepayment of the Term Loans in an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Recovery Event.  Notwithstanding the foregoing, in the event any property of any Loan Party suffers an event of loss resulting in a Recovery Event, the Borrower may, at its option by notice in writing to the Agent given no later than thirty (30) days following the occurrence of the Recovery Event resulting in such Net Cash Proceeds, apply such Net Cash Proceeds to the rebuilding or replacement of such damaged, destroyed or condemned assets or property so long as such Net Cash Proceeds are in fact used to rebuild or replace the damaged, destroyed or condemned assets or property within one hundred eighty (180) days following the receipt of such Net Cash Proceeds, with the amount of Net Cash Proceeds unused after such period to be applied to prepay the Term Loans; provided, that (i) prior to the Discharge of ABL Obligations, the Loan Parties shall immediately deposit such Net Cash Proceeds from any Recovery Event relating to property constituting Term Priority Collateral in the Term Loan Priority Account and (ii) subsequent to the Discharge of ABL Obligations, the Loan Parties shall immediately deposit Net Cash Proceeds from any Recovery Event in the Term Loan Priority Account; provided, further, that so long as no Event of Default has occurred and is continuing, the Agent shall release any funds to the Borrower which the Borrower requires to rebuild or replace damaged, destroyed or condemned assets or property as set forth above or, prior to the expiration of the reinvestment period provided for in this Section 2.06(e), apply such funds to repayment of the Term Loans upon instruction of the Borrower in accordance with the terms of this Section 2.06(e).

(f)If for any reason the Combined Total Outstandings at any time exceed the Borrowing Base as then in effect, then (a) until the Discharge of ABL Obligations, the Borrower shall immediately prepay first, the ABL Debt and, then, the Term Loans and (b) thereafter, the Borrower shall immediately prepay the Term Loans, in each case in an aggregate amount to eliminate such excess.  Each prepayment of the Term Loans made pursuant to this Section 2.06(f) shall be accompanied by the payment of (i) accrued interest to the date of such payment on the amount prepaid and (ii) whether before or after an Event of Default or acceleration, the Early Termination Fee, if any, payable pursuant to Section 2.05(b) in connection with any prepayment of the Term Loans.

(g)No later than three (3) Business Days in advance of the making of any mandatory prepayment pursuant to this Section 2.06, Borrower shall deliver, or cause to be delivered, to Agent for distribution to the Lenders written notice of the amount and date of such mandatory prepayment.  Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of any Term Loans required to be made pursuant to clauses (a), (b), (d), (e) and (f) of this Section 2.06 by providing written notice (each, a “Rejection Notice”) to Agent and Borrower no later than 5:00 P.M. (New York City time) one (1) Business Day prior to the scheduled date of such prepayment.  Each Rejection Notice from a Lender shall specify the principal amount of the mandatory prepayment to be rejected by such Lender.  If a Lender fails to deliver a Rejection Notice to Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the prepayment to be rejected, any such failure will be deemed to be an acceptance of the total amount of such mandatory prepayment of such Term Loans.  Any Declined Proceeds may be retained by Borrower.

2.07Repayment of Obligations; Amortization.

(a)The Borrower shall repay to the Agent, for the account of the Lenders on the Termination Date the aggregate amount of Obligations (including the Term Loans, but excluding contingent indemnification obligations for which a claim has not then been asserted) outstanding on such date.

(b)The Borrower shall repay the Term Loan on each Interest Payment Date in respect of each Fiscal Quarter of the Borrower (commencing with the Fiscal Quarter ending on February 2, 2019) in the principal amount of $687,500.

2.08Interest.

(a)Subject to the provisions of Section 2.08(b) below, each Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin.

(b)(i)Upon and after the occurrence of Specified Event of Default, and during the continuation thereof, the Term Loans shall, at the Agent’s option, bear interest at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by Requirement of Law.

(ii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Except as provided in Section 2.08(b)(ii), interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09Fees.

The Borrower shall pay to the Agent and the Lenders for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10Computation of Interest and Fees.

(a)All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)All calculations of interest payable by the Loan Parties under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest which principle does not apply to any interest calculated under this Agreement or any Loan Document. The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

2.11Evidence of Debt.

The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Term Loan from such Lender, each payment and prepayment of principal of any such Term Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender acting solely as a non-fiduciary agent for the Borrower, shall be prima facie evidence of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.12Payments Generally; Agent’s Clawback.

(a)General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made, as applicable, to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Agent after 2:00 p.m. at the option of the Agent be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment (other than with respect to payment of a LIBOR Rate Loan) to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)[Reserved].

(c)[Reserved].

(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Term Loans to the Borrower are several and not joint. The failure of any Lender to make any Term Loan, to fund any participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment hereunder.

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

2.13Sharing of Payments by Lenders.

If, other than as expressly provided elsewhere herein, any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to the Obligations resulting in such Credit Party’s receiving payment of a proportion of the aggregate amount of such Obligations, greater than its pro rata share thereof as provided herein

(including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirement of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14Settlement Amongst Lenders.

(a)The amount of each Lender’s Applicable Percentage of outstanding Term Loans shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Term Loans and repayments of Term Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Term Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each applicable Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Agent, or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Term Loans made by each Lender to the Borrower shall be equal to such Lender’s Applicable Percentage of all Term Loans outstanding to the Borrower as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent equal to a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)All payments made by or on account of the Borrower under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes unless required by applicable Requirement of Law. If any Taxes are required to be withheld by any applicable withholding agent from any amounts payable hereunder or under any other Loan Document, (i) the applicable withholding agent shall make such deductions, (ii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirement of Law, and (iii) to the extent the deduction is on account of Non-Excluded Taxes or Other Taxes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after deduction or withholding of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b)Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirement of Law.

(c)Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for the account of the Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, other reasonable evidence of payment. The Borrower shall indemnify the Agent and the Lenders for any Non-Excluded Taxes payable in connection with any payments made by the Borrower under any Loan Document and any Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if an indemnitee does not notify the Borrower of any indemnification claim under this Section 3.01(c) within 180 days after such indemnitee has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the Borrower shall not be required to indemnify such indemnitee for any incremental interest or penalties resulting from the such indemnitee’s failure to notify the Borrower within such 180 day period.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf, shall be conclusive absent manifest error.

(d)If the Agent or any Lender determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to Section 3.01 or Section 3.02, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further, that no Borrower shall be required to repay to the Agent or such Lender an amount in excess of the amount paid over by such party to the Borrower pursuant to this Section. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person. The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.

(e)Status of Lenders; Tax Documentation.

(i)Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Requirement of Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Recipient that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BENE, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BENE, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)executed copies of IRS Form W-8ECI;

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of

Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BENE, as applicable; or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BENE, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E‑3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made;

(D)on or before the date the Agent becomes a party to this Agreement, the Agent shall provide to the Borrower two accurate and complete original, signed copies of IRS Form W-9 or the applicable IRS Form W-8, as the case may be; and

(E)if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

(g)Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

3.02[Reserved].

3.03Inability to Determine Rates; Illegality; Replacement of LIBOR Rate.

If the Agent determines (which determination shall be conclusive absent manifest error) that for any reason that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any Interest Period with respect to a LIBOR Rate Loan (including, without limitation, because the LIBOR screen page is not available or published on a current basis or the administrator of the LIBOR screen page or a Governmental Authority has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans), (c) the LIBOR Rate for any Interest Period with respect to a LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, (d) any Requirement of Law or Change in Law has made it, or that any Governmental Authority has asserted that it is, unlawful for any Lender to make, maintain or fund LIBOR Rate Loans or to determine or charge interest rates based upon the LIBOR Rate or (e) a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for loans similar to the Term Loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.

3.04Increased Costs; Reserves on LIBOR Rate Loans.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirements reflected in the LIBOR Rate);

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender, in each case that is not otherwise accounted for in the definition of LIBOR Rate or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, within fifteen (15) days after demand therefor by such Lender setting forth in reasonable detail such increased costs, the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and calculation of such reduced rate of return the Loan Parties will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Loan Parties shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Reserves on LIBOR Rate Loans. Without duplication of any reserves specified in the definition of “LIBOR Rate”, the Borrower shall pay to each Lender, as long as such Lender shall be required to maintain LIBOR liabilities, additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Term Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05Compensation for Losses.

Upon written demand of any Lender (with a copy to the Agent) from time to time, which such demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any payment or prepayment of any Term Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow or continue any Term Loan on the date or in the amount notified by the Borrower;

(c)any assignment of a Term Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Term Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06Mitigation Obligations.

If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07Survival.

All of the Borrower’s obligations under this Article III shall survive repayment of all Obligations hereunder and resignation of the Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWING

4.01Conditions to Borrowing.

The agreement of each Lender to make the Term Loans on the Closing Date is subject to the satisfaction (or waiver), prior to or concurrently with the making of such Term Loans, of the following conditions precedent:

(a)Credit Agreement; Security Documents. The Agent shall have received (i) this Agreement, executed and delivered by the Agent, each Loan Party and each Lender whose name appears on the signature pages hereof, (ii) the Security Documents specified on the Closing Checklist attached hereto as Exhibit K required to be delivered on the Closing Date (except to the extent set forth in Sections 6.12(a) and 6.16 hereof), executed and delivered by the Loan Parties and the Agent, (iii) an Acknowledgement and Consent in the form attached to the Security Agreement executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, (iv) a Note executed by the Borrower in favor of each Lender requesting a Note, and (v) a Representations and Warranties Certificate executed by each Loan Party, and (vi) all other Loan Documents specified on the Closing Checklist attached hereto as Exhibit K and required to be delivered on the Closing Date (except to the extent set forth in Section 6.16 hereof), each duly executed by the applicable Loan Parties and all other Persons party thereto.

(b)Payoff Indebtedness. (i) The Parent, Holdings, the Borrower and its Restricted Subsidiaries shall have no Indebtedness for borrowed money outstanding as of the Closing Date other than under the ABL Credit Agreement, this Agreement and the other Indebtedness permitted by Section 7.03 and (ii) the Borrower shall be released from its obligations under the Payoff Indebtedness, which releases shall be in form and substance reasonably satisfactory to the Agent, including, without limiting the foregoing, if applicable, (a) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the Uniform Commercial Code or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower in connection with the security interests created with respect to the Payoff Indebtedness and (b) terminations of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Borrower and (iii) other than with respect to the letters of credit covered by a back to back letter of credit issued hereunder on the Closing Date, the Parent and its Subsidiaries shall have made arrangements reasonably satisfactory to the Agent for the cancellation of any letters of credit issued for the account of the Parent, Holdings or the Borrower and outstanding thereunder.

(c)ABL Credit Agreement. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 4.01(c), the Parent, Holdings, and the Borrower shall have entered into the ABL Credit Agreement and the Agent shall have received (i) a counterpart of the Intercreditor Agreement, signed by the ABL Agent and acknowledged by the Loan Parties party thereto and (ii) a certificate signed by a Responsible Officer attaching true, correct and complete copies of the material documents relating to the ABL Credit Agreement and certifying that all of such documents are in full force and effect.

(d)Fees. The Agent and the Lenders shall have received (i) all fees required to be paid under the Fee Letter, and (ii) all reasonable out-of-pocket expenses for which reasonably detailed invoices have been presented (including reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Agent), in each case under this clause (ii) required to be paid pursuant to Section 10.04 on or before the Closing Date.

(e)Closing and Solvency Certificate. The Agent shall have received a certification (after giving effect to the transactions contemplated hereby) of the Loan Parties and their Restricted Subsidiaries signed by a Responsible Officer of the Borrower that such Loan Parties and their Restricted Subsidiaries are Solvent, substantially in the form of Exhibit F hereto.

(f)Lien Searches. The Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.01 or liens to be discharged (or requiring estoppel letters) on or prior to the Closing Date.

(g)Legal Opinions. The Agent shall have received an executed legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Agent.

(h)Pledged Stock; Stock Powers; Pledged Notes. The Agent shall have received (i) the original certificates representing the shares, if any, of Equity Interests of Holdings and the Borrower and (to the extent required by the terms of the Security Documents) each of the Borrower’s Subsidiaries pledged to the Agent pursuant to (and, in the case of the Equity Interests of any Foreign Subsidiary (other than Excluded Subsidiaries), subject to the limitations of) the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i)Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein with the priority provided for in the Security Documents, shall have been delivered to the Agent in proper form for filing, registration or recordation and the Agent shall have received evidence reasonably satisfactory to it that such filings have been made or have been provided for.

(j)Insurance. Except as otherwise provided in Section 6.16 hereof, the Agent shall have received insurance certificates satisfying the requirements of Section 6.07.

(k)Pro Forma Balance Sheet; Financial Statements; Financial Plan; Financial Performance Projections. The Lenders shall have received (i) the unaudited pro forma consolidated balance sheet of the Parent and its consolidated Subsidiaries (the “Pro Forma Balance Sheet”), certified by the Parent as having been prepared giving effect (as if such events had occurred on such date) to (A) the Term Loans to be made hereunder on the Closing Date and the use of the proceeds thereof, and (B) the payment of fees and expenses in connection with the foregoing; (ii) the financial statements of the Parent and its Subsidiaries referred to in Section 5.01, and (iii) Financial Performance Projections for the first year following the Closing Date and for each year thereafter through Fiscal Year ending February 4, 2023. The Pro Forma Balance Sheet shall have been prepared based upon the best information available to the Parent as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Parent and its consolidated Subsidiaries as at the end of the fiscal quarter ending August 4, 2018, assuming that the events specified in the preceding sentence had actually occurred at such date, and shall be so certified by the Parent. The Agent shall have received and be reasonably satisfied with the business plan and capital structure of the Borrower and the Guarantors.

(l)Certificate of Representations and Warranties. The Agent shall have received a certificate of representations and warranties covering all of the Loan Parties, executed by a financial officer of the Borrower, substantially in the form attached hereto as Exhibit G.

(m)ABL Excess Availability. After giving effect to all Letters of Credit (as defined under the ABL Credit Agreement) to be issued at, or immediately subsequent to, the establishment of the ABL Credit Agreement, and to the making of the Term Loans hereunder, ABL Excess Availability (as defined under the ABL Credit Agreement) shall be no less than $20,000,000.

(n)Borrowing Base Certificate. The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the Fiscal Month ended on August 4, 2018, with respect to the Borrower’s provisional calculation of the Borrowing Base, to be prepared in good faith by the Borrower based on the information and good faith estimates available as of such date, and executed by a Responsible Officer, subject to the delivery of an updated Borrowing Base Certificate within seven (7) Business Days of the Closing Date.

(o)No Material Adverse Effect. There shall have been no Material Adverse Effect since February 3, 2018.

(p)No Litigation. There shall exist no action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in writing in any court or before any arbitrator or governmental authority in which there is a reasonable possibility of a decision which would reasonably be expected to have a Material Adverse Effect.

(q)Consents. Any consents or approvals required in connection with the effectiveness of the ABL Credit Agreement, this Agreement and the other Loan Documents shall have been obtained and shall be in full force and effect.

(r)Officer’s Certificate.  The Agent shall have received an officer’s certificate, dated as of the Closing Date, certifying as to and (as applicable) attaching the organization documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.

(s)Due Diligence. Agent shall have completed its business, financial, and legal due diligence of the Loan Parties, including (i) a completed commercial finance examination of the Loan Parties’ assets, liabilities, cash management systems, books and records and (ii) all inventory appraisals reasonably requested by Agent, and the results of such commercial finance examination and inventory appraisals shall be reasonably satisfactory to Agent in all respects.

(t)USA PATRIOT Act; KYC.  At least three (3) Business Days prior to the Closing Date, the Lenders shall have received all documentation and other information requested by them and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(u)Minimum Consolidated EBITDA.  Consolidated EBITDA for the most recently ended Measurement Period prior to the Closing Date shall be no less than $12,000,000.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make the Term Loans hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01Financial Condition.

(a)The (i) audited income statement of Parent for the fiscal years ending as at January 30, 2016,  January 28, 2017 and February 3, 2018, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, and (ii) unaudited consolidated balance sheet of Parent as of April 29, 2017 and May 5, 2018, and related consolidated statements of income and of cash flows for the fiscal quarters ended on such dates present fairly in all material respects the financial condition of Parent as at such dates, and the results of its operations and its cash flows (as applicable) for the respective periods then ended. All such financial statements, including the related schedules and notes thereto and normal year-end adjustments, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and, in the case of such unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes). Except as set forth on Schedule 5.01(a), as of the Closing Date, none of Parent or its Subsidiaries (i) has any material Guarantee Obligations, contingent liabilities or material liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph but which would in accordance with GAAP be so reflected in a consolidated balance sheet of the Parent its Subsidiaries as of the Closing Date and (ii) is party to any arrangement to pay principal or interest with respect to any Indebtedness of any Person which is not reflected in the most recent financial statements referred to in this paragraph, (x) which was incurred by the Parent or any of its Subsidiaries or guaranteed by the Parent or any of its Subsidiaries at any time or the proceeds of which are or were transferred to or used by the Parent or any of its Subsidiaries and (y) the payments in respect of which are intended to be made with the proceeds of payments to such Person by the Parent or any of its consolidated Subsidiaries or with any Indebtedness or Equity Interests issued by the Parent or any such Subsidiary.

(b)As of the Closing Date, the Financial Performance Projections delivered to the Agent and attached hereto as Schedule 5.01(b) represent the Loan Parties’ good faith estimate of future financial performance and are based on assumptions believed by the Loan Parties to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Financial Performance Projections may materially differ from the projected results set forth therein.

5.02No Change.

There has been no event, circumstance, development, change or effect since the date of the Audited Financial Statement that has had a Material Adverse Effect.

5.03Existence, Compliance with Requirements of Law.

Each of the Parent, Holdings, the Borrower and its Restricted Subsidiaries (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where if applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except, in each case, to the extent that any such failure to have such power, authority or right would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all applicable Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

5.04Corporate Power; Authorization; Enforceable Obligations.

Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices, which consents, authorizations, filings and notices have been obtained or, within any period set forth in the relevant Security Document, will be obtained or made and are or will be in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect, (ii) filings to perfect the Liens created by the Security Documents, (iii) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent and its Subsidiaries the obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, and (iv) the filings referred to in Section 5.17. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

5.05No Legal Bar.

The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) violate, in any material respect, any applicable Requirement of Law or any material Contractual Obligation of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries, or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any applicable Requirement of Law or any such Contractual Obligation (other than Liens required to be granted in favor of the Agent and the ABL Agent pursuant to the Loan Documents).

5.06No Material Litigation.

No litigation, proceeding or, to the knowledge of the Parent and the Borrower, investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent and the Borrower, likely to be commenced within a reasonable time period against the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries or against any of their Properties or revenues which, taken as a whole, (a) are material and adverse with respect to any of the Loan Documents or (b) would reasonably be expected to have a Material Adverse Effect.

5.07No Default.

No Default or Event of Default has occurred and is continuing.

5.08Ownership of Property; Liens.

Except as set forth in Schedule 5.08(a), each of the Parent, Holdings, the Borrower and their respective Restricted Subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in or in the case of real property subject to a license, a right to use, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien other than Liens permitted by Section 7.01. Schedule 5.08(b) lists all real property which is owned, leased or licensed to use by any Loan Party as of the Closing Date.

5.09Intellectual Property.

Each of the Parent, Holdings, the Borrower and its respective Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except for Liens permitted by Section 7.01 and except where the failure to so own or have a license to use would not reasonably be expected to have a Material Adverse Effect.  To the Parent’s, Holdings’, and the Borrower’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and none of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would cancel the validity of the Parent’s, Holdings’, the Borrower’s or any Restricted Subsidiary’s rights in any Intellectual Property owned by the Parent, Holdings, the Borrower or any Restricted Subsidiary (the “Borrower Intellectual Property”) in any respect that would reasonably be expected to have a Material Adverse Effect. To the Parent’s, Holdings’ and the Borrower’s knowledge, no pending claim has been asserted or threatened in writing by any Person challenging the use by the Parent, Holdings, the Borrower or any Restricted Subsidiaries of any Borrower Intellectual Property or the validity of any Borrower Intellectual Property , except in each case as would not reasonably be expected to have a Material Adverse Effect.  To the Parent’s, Holdings’ and the Borrower’s knowledge, the use of any Borrower Intellectual Property by the Parent, Holdings, the Borrower or its Restricted Subsidiaries does not infringe on the rights of any other Person in a manner that would reasonably be expected to have a Material Adverse Effect.  The Parent, Holdings, the Borrower and its Restricted Subsidiaries have taken all commercially reasonable actions that in the exercise of their reasonable business judgment should be taken to protect the Borrower Intellectual Property, including Borrower Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.10Taxes.

Each of the Parent, Holdings, the Borrower and each of its Restricted Subsidiaries (i) has timely filed or caused to be filed all federal, state, provincial, territorial and other Tax returns that are required to be filed by it, and (ii) has duly and timely paid all Taxes due and payable and all other Taxes, fees or other charges imposed on it or any of its Property, assets, income, businesses and franchises by any Governmental Authority responsible for administering Taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Parent, Holdings, the Borrower or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  There are no current, proposed or, to the knowledge of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries, pending Tax assessments, deficiencies or audits against the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries, as the case may be, except those that are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Parent, Holdings, the Borrower or such Restricted

Subsidiary, as the case may be, or that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.11Federal Regulations.

No part of the proceeds of any Term Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Federal Reserve Board. If requested by any Lender (through the Agent) or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

5.12ERISA.

(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no Reportable Event has occurred with respect to any Single Employer Plan; (ii) no Single Employer Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), nor applied for or received a waiver of the minimum funding standard or an extension of an amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA during the five-year period prior to the date on which this representation is made; (iii) each Plan has complied with its terms and with all applicable laws, including without limitation the applicable provisions of ERISA and the Code; (iv) all contributions required to be made with respect to a Single Employer Plan have been made; (v) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; (vi) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (vi) none of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries has incurred any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and (viii) none of the Parent, Holdings, the Borrower nor any of its Restricted Subsidiaries has had (or reasonably expects to have) a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA and, to the knowledge of the Parent and the Borrower, no Multiemployer Plan is Insolvent.

(b)the Parent, Holdings, the Borrower and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than the Parent, Holdings, the Borrower and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Parent, Holdings, the Borrower and its Restricted Subsidiaries to pay money.

(c)With respect to any Non-U.S. Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of the Parent or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any such Non-U.S. Plan; (d) any Lien on the property of the Parent or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding such a Non-U.S. Plan; (e) for each such Non-U.S. Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (f) any facts that, to the best knowledge of the Parent or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Parent or any of its Subsidiaries concerning the assets of any such Non-U.S. Plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13Investment Company Act.

No Loan Party or any Subsidiary thereof is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.14Subsidiaries.

(a)The Subsidiaries listed on Schedule 5.14 constitute all the Subsidiaries of the Parent or Holdings at the Closing Date. Schedule 5.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Equity Interests owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary. There are no Excluded Subsidiaries as of the Closing Date.

(b)As of the Closing Date, except as set forth on Schedule 5.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of the Borrower or any of its Restricted Subsidiaries.

5.15Environmental Compliance.

Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect: none of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the business or (ii) has become subject to any Environmental Liability.

5.16Accuracy of Information, etc.

No statement or information (excluding the projections and pro forma financial information referred to below and information of a general economic or general industry nature) contained in this Agreement, any other Loan Document or any report or certificate furnished to the Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements contained therein. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events, including the Financial Performance Projections, is not to be viewed as fact, that such financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that the projected results will be realized, and that actual results during the period or periods covered by such projections and financial information may differ significantly from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.17Security Documents.

(a)The Security Documents are effective to create in favor of the Agent for the benefit of the Secured Parties referred to therein, a legal, valid and enforceable security interest (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing) in the Collateral described therein (including any proceeds of any item of Collateral) to the extent required by the Security Documents. In the case of (i) the Pledged Securities described in the Security Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Agent and (ii) the other Collateral described in the Security Documents, when financing statements in appropriate form are filed, within the time periods (if any) required by applicable law, in the offices specified on Schedule 5.17 (which financing statements have been duly completed and executed (as applicable) and delivered to the Agent) and such other filings as are specified on Schedule 5.17 are made, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 5.17 and the filings specified on Schedule 5.17, and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except (i) Liens in favor of the ABL Agent, (ii) in the case of Collateral other than Pledged Securities, Liens permitted by Section 7.01 and (iii) Liens permitted by Section 7.01 which otherwise, by operation of law or contract, have priority over the Liens securing the Obligations) to the extent required by the Security Documents.

(b)Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 4.01(m) and Section 6.11(c), such Mortgage shall be effective to create in favor of the Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (subject to the Intercreditor Agreement), Liens permitted by Section 7.01 or other encumbrances or rights permitted by the relevant Mortgage).

5.18Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Borrowing, the Loan Parties, on a Consolidated basis, are and will be Solvent.

5.19Senior Indebtedness.

All Borrowings permitted under this Agreement are, and when incurred or issued will be, permitted under (and shall give rise to no breach or violation of) the ABL Credit Agreement any other Junior Indebtedness or any Permitted Amendment or Refinancing of any of the foregoing (or under the definitive documentation relating thereto).

5.20Labor Matters.

There are no strikes or other labor disputes against the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Parent, Holdings or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Parent, Holdings, the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Parent, Holdings, the Borrower or the relevant Restricted Subsidiary.

Regulation H

.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.22Anti-Money Laundering and Economic Sanctions Laws.

(a)No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, Affiliate (i) has violated or is in violation of any applicable Anti‑Money Laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds of the Term Loans from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, such Affiliate that is acting or benefiting in any capacity in connection with the Term Loans is an Embargoed Person.

(c)Except as otherwise authorized by OFAC, to the extent applicable to such Person, no Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, such Affiliate acting or benefiting in any capacity in connection with the Term Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

5.23Insurance.

The properties of the Loan Parties and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies (after giving effect to any self-insurance compatible with the following standards) which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption, property damage and directors and officers liability insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Restricted Subsidiary operates. Schedule 5.23 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Restricted Subsidiaries as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.23 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.24Deposit Accounts; Credit Card Arrangements.

(a)Annexed hereto as Schedule 5.24(a) is a list of all DDAs, Securities Accounts, collections accounts, concentration accounts, checking accounts, and lockboxes maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA and Securities Account (i) the name and address of the depository or intermediary; (ii) the account number(s) maintained with such depository or intermediary; (iii) a contact person at such depository or intermediary, (iv) the identification of each Blocked Account Bank, and (v) whether such DDA is an Excluded DDA or a Retail DDA, if applicable.

(b)Annexed hereto as Schedule 5.24(b) is a list of all agreements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.25EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

5.26Casualty, Etc.

Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, drought, storm, hail, earthquake, embargo or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, has had a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until the Payment in Full of the Obligations, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

6.01Financial Statements.

Furnish to the Agent for delivery to each Lender (which may be electronically delivered):

(a)within 120 days after the end of each Fiscal Year of the Parent, commencing with the Fiscal Year ending on or around February 1, 2019, (x) a copy of the audited consolidated balance sheet of Parent, Holdings, the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, reported on by from independently certified public accountants of nationally recognized standing (without a “going concern” or like qualification or exception as to the scope of such audit, other than any such qualification or exception resulting from (i) an upcoming maturity date of the ABL Debt or of the Obligations or (ii) the inability or potential inability to satisfy the Financial Covenant or the financial covenant set forth in Section 7.18 of the ABL Credit Agreement on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent, Holdings, the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, and (y) to the extent required under SEC reporting requirements, an opinion of such Registered Public Accounting Firm independently assessing Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls;

(b)not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, commencing with the Fiscal Quarter ending on or around November 4, 2018 (provided, that for the Fiscal Quarter ending on or around November 4, 2018, such financial statements shall be due within the time period prescribed by the SEC reporting requirements), the unaudited consolidated balance sheet of the Parent, Holdings, the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Quarter and the then elapsed portion of the current Fiscal Year, setting forth in each case in comparative form (i) the figures as of the end of and for the corresponding period in the previous Fiscal Year, and (ii) the figures for such period set forth in the projections delivered pursuant to Section 6.02(d) hereof, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject only to normal year-end audit adjustments and the lack of notes);

(c) not later than 45 days (or in the case of a Fiscal Month that is also a Fiscal Quarter end, 45 days, and in the case of the last Fiscal Month of each Fiscal Year, 60 days) after the end of each Fiscal Month of each Fiscal Year of the Parent, the unaudited consolidated balance sheet of the Parent, Holdings, the Borrower and its Subsidiaries as at the end of such Fiscal Month and the related unaudited consolidated statements of income and cash flows as of the end of and for such Fiscal Month and the portion of the Fiscal Year through the end of such Fiscal Month, setting forth in each case in comparative form (i) the figures as of the end of and for the corresponding period in the previous Fiscal Year, and (ii) the figures for such period set forth in the projections delivered pursuant to Section 6.02(d) hereof, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject only to normal year-end audit adjustments and the lack of notes); and

(d)all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except, in the case of the financial statements referred to in clauses (b) and (c), for customary year-end adjustments and the absence of footnotes);

If the Parent has filed (within the time period required above) a Form 10-Q or 10-K, as applicable, with the SEC for any fiscal quarter or fiscal year described above, then to the extent that such quarterly or annual report on Form 10-Q or 10-K contains any of the foregoing items, the Lenders will accept such Form 10-Q or 10-K in lieu of such items; provided that such filings shall be delivered to the Agent and each Lender in the same manner as set forth below. Documents required to be delivered pursuant to this Section 6.01 may be delivered by posting such documents electronically with notice of such posting to the Agent and each Lender and if so posted, such documents shall be deemed to have been delivered on the date on which the Borrower posts such documents or provides a link thereto on the Borrower’s website listed on Schedule

10.02 or another public website (including EDGAR or any successor system thereto) to which the Borrower may so direct.

6.02Certificates; Other Information.

Furnish to the Agent, in form and detail reasonably, satisfactory to the Agent, for delivery to each Lender, or, in the case of clause (i), to the relevant Lender:

(a)concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants of the Parent in customary form reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines and will not be required if such accountants no longer provide such certificates to its customers (or their lenders) generally);

(b)concurrently with the delivery of any financial statements pursuant to Section 6.01, (i) a Compliance Certificate executed by a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) all information and calculations necessary for determining compliance by the Parent, Holdings, the Borrower and its Restricted Subsidiaries with the provisions of Section 7.18, including a calculation of the Consolidated Fixed Charge Coverage Ratio as of the last day of the Fiscal Month most recently ended, and (y) to the extent not previously disclosed to the Agent, a description of any new Subsidiary and a listing of any new registrations, and applications for registration, of Intellectual Property acquired or made by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c)on the fifteenth (15th) Business Day after the end of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), or weekly at the Borrower’s discretion (provided that if the Borrower elects to provide weekly Borrowing Base Certificates the Borrower must do so for a period of at least eight consecutive weeks), (x) (i) an ABL Borrowing Base Certificate showing the “Borrowing Base” (as defined under the ABL Credit Agreement) and (ii) a Term Borrowing Base Certificate showing the Borrowing Base hereunder, in each case, as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct in all material respects by a Responsible Officer of the Borrower; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificates shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, (y) together with each delivery of a Borrowing Base Certificate, in a form reasonably acceptable to Agent, (1) reconciliations of the Accounts and Inventory as shown on the month-end Borrowing Base Certificate for the immediately preceding month detailing the ineligibles and Reserves calculations and (2) such other collateral reports and information as the Agent may reasonably request, all with supporting materials as Agent shall reasonably request and (z) together with each delivery of a Term Borrowing Base Certificate, an ABL Borrowing Base Certificate and all supporting information in respect thereof delivered to the ABL Agent;

(d)as soon as available, but in any event not later than 45 days after the end of each Fiscal Year of the Parent (commencing with the Fiscal Year ending on or nearest to February 1, 2019), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent, Holdings, the Borrower and its Subsidiaries and the related consolidated statements of projected cash flow and projected income, together with a projection of the Borrowing Base hereunder, the

Borrowing Base under the ABL Credit Agreement and ABL Excess Availability, in each case prepared on a month by month basis);

(e)promptly upon delivery thereof to the Parent, Holdings or the Borrower and to the extent permitted, copies of any accountants’ letters addressed to its Board of Directors (or any committee thereof);

(f)promptly after the same are sent, copies of all financial statements and reports that the Parent, Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities (except for materials sent solely to Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that the Parent, Holdings or the Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.01 or any other clause of this Section 6.02;

(g)the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(h)promptly, such additional financial and other information as the Agent (for its own account or upon the reasonable request from any Lender) may from time to time reasonably request;

(i)concurrently with the delivery of any financial statements pursuant to Section 6.01, a copy of management’s discussion and analysis with respect to such financial statements in the form included with the Parent’s financial reporting to the SEC; and

(j)promptly following receipt, copies of any amendments, modifications, consents, waivers and forbearances under the ABL Loan Documents and any material notices received from any lender or agent of, under or with respect to the ABL Debt not otherwise provided to the Agent under this Agreement and the other Loan Documents.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent).

6.03Notices.

Promptly upon a Responsible Officer of the Parent or any Loan Party obtaining knowledge thereof, give notice to the Agent of:

(a)of the occurrence of any Default or Event of Default;

(b)any litigation, investigation or proceeding which may exist at any time between the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries and any other Person, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c)the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Parent, the Borrower or any of its Restricted Subsidiaries knows thereof, as applicable: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, (ii) that a Single Employer Plan has failed to satisfy the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 with respect to a Single Employer Plan, (iii) a failure to make any required contribution to a Single Employer Plan or Non-U.S. Plan, (iv) Parent, Holdings, the Borrower or any of its Restricted Subsidiaries incurs any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (v)  the creation of any Lien in favor of the PBGC or a Single Employer Plan, (vi) or any withdrawal from, or the termination or partial termination or Insolvency of any Multiemployer Plan, (vii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans), as of any applicable annual valuation date, exceeds the value of the assets of such Single Employer Plan allocable to such accrued benefits, (viii) the institution of proceedings or the taking of any other action by the PBGC or the Parent or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or partial termination or Insolvency of, any Plan, (ix) any Non-U.S. Plan fails to obtain or retain (as applicable) registered status under and as required by applicable law and/or be administered in a timely manner in all respects in compliance with all applicable laws, or (x) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of the Parent, the Borrower or any of its Restricted Subsidiaries to pay money;

(d)the occurrence of any default under the Tax Receivable Agreement;

(e)any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(f)the acquisition of any Property after the Closing Date in which the Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 6.11;

(g)of any casualty or other insured damage to any material portion of the Term Priority Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Term Priority Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Term Priority Collateral is damaged or destroyed;

(h)the occurrence of any default or event of default under the ABL Credit Agreement;

(i)of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(j)of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $2,500,000;

(k)of any failure by any Loan Party to pay rent (which failure continues for more than ten (10) days following the day on which such rent first came due) at (i) any of the Loan Parties’ distribution centers, fulfillment centers or warehouses; (ii) ten percent (10%) or more of such Loan Party’s store locations or any of such Loan Party’s other locations if such failure would be reasonably likely to result in a Material Adverse Effect;

(l)of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office or its principal place of business or any office in which it maintains books or records relating to Collateral; (iii) any Loan Party’s organizational form (e.g., corporation, limited liability company, partnership, etc.) or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number, in each case no later than 10 days before the occurrence of such change (or such lesser period as agreed to by the Agent in its Permitted Discretion); and

(m)of the movement of Collateral with a value in excess of $500,000 in the aggregate to a location not previously disclosed to the Agent (including the establishment of any new office or facility but excluding Collateral out for repair and, for the avoidance of doubt, Collateral in transit between locations previously disclosed to the Agent) no later than 30 days after taking such action (or such later time as agreed to by the Agent in its Permitted Discretion).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent, Holdings, the Borrower or the relevant Restricted Subsidiary has taken or proposes to take with respect thereto.

6.04Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations and liabilities, including Taxes, governmental assessments and governmental charges, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Parent, Holdings, the Borrower or its Subsidiaries, as the case may be, and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (ii) to the extent that failure to pay or satisfy such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.

6.05Preservation of Existence, Etc.

(a)(i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights (other than Intellectual Property rights, the maintenance of which is addressed in Section 6.06(c)), privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 or except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all applicable Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties.

(a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in reasonably good working order and condition, ordinary wear and tear excepted; and

(b)Take all commercially reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Borrower Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07Maintenance of Insurance.

(a)Maintain, with financially sound and reputable insurance companies, insurance on all its material Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Agent of written notice thereof and (ii) name the Agent as insured party or lender’s loss payee.

(b)If any portion of any Property subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent.

(c)(i) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (A) a non-contributing mortgage clause (regarding improvements to real estate) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (B) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (C) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties, (ii) cause commercial general liability policies to be endorsed to name the Agent as an additional insured, (iii) cause business interruption policies to name the Agent as a loss payee, and (iv) cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (A) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (B) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(d)Deliver to the Agent, prior to the cancellation, modification materially adverse to the Lenders or non-renewal of any such policy of insurance, notice of such cancellation, modification or non-renewal and, if requested by the Agent, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of payment of the premium therefor.

6.08Compliance with Requirements of Laws.

Comply in all material respects with the Requirements of Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

6.09Designation as Senior Indebtedness.

Designate all Obligations as “Designated Senior Indebtedness” (or such similar term) under, and defined in, any documents, agreements, or indentures relating to or evidencing any Junior Indebtedness that is subordinated Indebtedness and all supplements thereto.

6.10Inspection Rights.

(a)(i) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all applicable Requirement of Law shall be made of all material dealings and transactions in relation to its business and activities, (ii) permit representatives of any Lender to visit and inspect any of its properties (in the case of any real property lease, to the extent permitted in the relevant lease agreement) and examine and make abstracts from any of its books and records upon reasonable prior notice and during normal business hours (provided that such visits shall be coordinated by the Agent), (iii) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Parent, Holdings, the Borrower and its Restricted Subsidiaries with officers and employees of the Parent, Holdings, the Borrower and its Restricted Subsidiaries, and (provided that any Lender shall coordinate any request for such discussions through the Agent), (iv) permit representatives of the Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Parent, Holdings, the Borrower and its Restricted Subsidiaries with its independent certified public accountants; provided that a Responsible Officer of the Parent or the Borrower shall be present during such discussion and any such discussions with the Parent’s independent certified public accountants at the Parent’s expense shall, except while an Event of Default has occurred and is continuing, be limited to one meeting per calendar year; provided, however, that when an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours with reasonable prior notice.

(b)Upon the request of the Agent after reasonable prior written notice, permit the Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agent to conduct commercial finance examinations and inventory appraisals, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  Subject to the immediately succeeding sentence, the Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Agent and such professionals with respect to such examinations and inventory appraisals.  The Agent may conduct (A) one (1) commercial finance examinations and one (1) inventory appraisals in any twelve month period at the Borrower’s expense, provided that, in the event that ABL Excess Availability is less than 20% of the ABL Loan Cap for longer than three (3) consecutive Business Days, the Agent may undertake two (2) commercial finance examinations and two (2) inventory appraisals in any twelve month period (inclusive of any commercial finance examinations or inventory appraisals already conducted during such period) at the Borrower’s expense, and (B) additional commercial finance examinations and inventory appraisals as the Agent may require in its reasonable discretion if an Event of Default has occurred and is continuing, at the expense of the Borrower; provided, further, so long as (i) no Event of Default has occurred and is continuing and (ii) the ABL Agent and/or Borrower furnish any commercial finance examinations and inventory appraisals conducted by the ABL Agent or its retained professionals in accordance with the Revolving Credit Agreement, the Agent and Lenders shall rely on such commercial finance examinations or inventory appraisals of the ABL Priority Collateral conducted by the ABL Agent or its retained professionals in lieu of conducting independent commercial finance examinations or inventory appraisals pursuant to the terms of this Section 6.10(b).

(c)Upon the request of the Agent after reasonable prior written notice, permit the Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agent to conduct appraisals of the Borrower Intellectual Property.  Subject to the immediately succeeding sentence, the Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Agent and such professionals with respect to such appraisals.  The Agent may conduct one (1) appraisal of the Borrower Intellectual Property in any twelve month period at the

Borrower’s expense, provided that, in the event that an Event of Default shall have occurred and be continuing, the Agent may undertake two (2) such appraisals in any twelve month period (inclusive of any appraisals already conducted) at the Borrower’s expense.  No Borrowing Base calculation shall include Collateral obtained in a Permitted Acquisition or otherwise outside the ordinary course of business until completion of applicable appraisals (which shall not be included in the limits provided above, but such appraisal shall only be conducted with the consent of the Borrower) satisfactory to Agent.

6.11Additional Collateral and Additional Loan Parties.

(a)With respect to any Property (other than Excluded Property (as defined in the Security Documents)) located in the United States acquired after the Closing Date by any Loan Party (other than (x) any interests in real property and any Property described in paragraph (b) of this Section 6.11, (y) any Property subject to a Lien expressly permitted by Section 7.01(g) and (z) Instruments, Certificated Securities, Securities and Chattel Paper (each as defined under the Security Agreement), which are referred to in the last sentence of this paragraph (a)) as to which the Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (i) give notice of such Property to the Agent and execute and deliver to the Agent such amendments to the Security Documents or such other documents as the Agent reasonably requests to grant to the Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Agent to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereunder) in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Agent for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including, without limitation, if applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Agent. Any Instrument, Certificated Security (other than in respect of the Equity Interests of any Subsidiary to the extent that the delivery of certificates representing such Equity Interests are not otherwise required to be delivered pursuant to clause (c) or (d) below), Security or Chattel Paper in excess of $500,000 shall be promptly delivered to the Agent indorsed in a manner reasonably satisfactory to the Agent to be held as Collateral pursuant to the relevant Security Document.

(b)With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least $2,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.01(g)), (i) give notice of such acquisition to the Agent and execute and deliver a first priority Mortgage (subject to Liens permitted by Section 7.01) in favor of the Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Agent determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) provide the Lenders with (1) a lenders’ title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Agent) as well as (2) “Life-of-Loan” flood hazard determination (together with an executed notice to the Borrower) and evidence of flood insurance, if applicable and (3) a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy) and shall include all reasonably requested survey-related endorsements, each in form and substance reasonably satisfactory to the Agent, and (iii) deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

(c)With respect to any new Domestic Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include (x) any previously non-wholly owned Domestic Subsidiary that becomes wholly owned and is a Material Subsidiary (and is not an Unrestricted Subsidiary) and (y) any Domestic Subsidiary that was previously an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary (and is not an Unrestricted Subsidiary) or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation or becoming a Material Subsidiary to the Agent and, if requested by the Agent, execute and deliver to the Agent such amendments to the Security Documents or such other documents as the Agent reasonably deems necessary to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Equity Interests of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Agent the original certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) if such new Subsidiary is a wholly owned Domestic Subsidiary (and is not an Unrestricted Subsidiary or an Immaterial Subsidiary), cause such new Subsidiary (A) to provide a Facility Guaranty and become a party to the Security Documents and (B) to take such actions necessary or advisable to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Collateral described in the Security Documents with respect to such new Subsidiary (to the extent the Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, if applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Agent.

(d)With respect to any new first tier Foreign Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any first-tier Foreign Subsidiary that previously was an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Agent and, if requested by the Agent, execute and deliver to the Agent such amendments to the Security Documents or such other documents as the Agent deems necessary or reasonably advisable in order to grant to the Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Equity Interests of such new Subsidiary that is owned by such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Equity Interests of any Foreign Subsidiary be required to be so pledged except to the extent such Foreign Subsidiary is a Loan Party hereunder), and, if applicable, (ii) to the extent permitted by applicable law, deliver to the Agent the original certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Agent, necessary to perfect or ensure appropriate priority the Lien of the Agent thereon.

Notwithstanding any provision set forth herein or in any other Loan Documents to the contrary, in no event shall (x) any Foreign Subsidiary be required to guarantee the obligations of the Borrower or any Domestic Subsidiary, (y) the assets of any Foreign Subsidiary constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the obligations of the Borrower or any Domestic Subsidiary, or (z) more than 65% of the voting stock of any Foreign Subsidiary directly held by the Borrower and its Domestic Subsidiaries be required to be pledged to secure the obligations of the Borrower or any Domestic Subsidiary.

In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as the Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.12Cash Management.

(a)On the date which is 30 days after the Closing Date (or such later date as the Agent may reasonably agree, such agreement not to be unreasonably withheld, delayed, conditioned or denied), the Loan Parties shall, at all times, maintain cash management arrangements and procedures reasonably satisfactory to Agent; provided that from and after the Closing Date, the Borrower and the other Loan Parties will maintain their primary concentration and collection accounts and their primary disbursement and operating accounts with the ABL Agent or its affiliates and maintain all (to the extent practicable to do so) depository accounts (including local store depository accounts, except for local store deposit accounts in locations where the ABL Agent and its Affiliates do not have branches) and other cash management relationships (including controlled disbursement accounts and ACH transactions) with the ABL Agent or its Affiliates.

(b)On or prior to the Closing Date, each of the Loan Parties shall:

(i)deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to each of such Loan Party’s Credit Card Processors which Credit Card Processors are listed on Schedule 5.24(b); and

(ii)enter into a Blocked Account Agreement in form and substance reasonably satisfactory to the Agent with each bank at which one or more Blocked Accounts or Securities Accounts are maintained (each, a “Blocked Account Bank”) covering such Blocked Accounts and Securities Accounts; provided that, such Blocked Account Agreements may be put in place within sixty (60) days following the Closing Date (or such longer period as the Agent may agree in its Permitted Discretion).

(c)The Loan Parties shall ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account subject to a Blocked Account Agreement all of the following (other than, in each case, amounts maintained in any Excluded DDA or proceeds from the sale of Inventory in the Loan Parties’ retail stores on deposit in one or more Retail DDAs):

(i)all proceeds of collections of Accounts;

(ii)all net proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event;

(iii)all available cash receipts from the sale of Inventory (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral); and

(iv)the then contents of each DDA (other than any Excluded DDA or Retail DDA) (net of any minimum balance, not to exceed $300,000 in the aggregate for all DDAs (other than any Excluded DDA or Retail DDA) at any time).

(d)The Loan Parties shall promptly (and, in any event, within two (2) Business Days) ACH or wire transfer (and whether or not there are then any outstanding Obligations) to a Blocked Account subject to a Blocked Account Agreement all amounts on deposit in each of the Retail DDAs to the extent that those amounts exceed: (i) $50,000 on deposit in any individual Retail DDA, or (ii) $3,000,000 on deposit in all Retail DDAs in the aggregate.

(e)Upon the reasonable request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(f)At least three (3) Business Days prior to the receipt of Net Cash Proceeds in connection with any Disposition of, or Recovery Event with respect to, any Term Priority Collateral, in each case to the extent the proceeds of such Disposition are required to be retained in the Term Loan Priority Account pursuant to Section 2.06(a) or (e), the Loan Parties shall have established the Term Loan Priority Account.

6.13Cycle Counts; Physical Count.

Cause cycle counts to be undertaken, at the expense of the Loan Parties, consistent with past practices, following such methodology as is consistent with the past business practices of the Loan Parties. Cause a physical count of the Inventory to be undertaken, at the expense of the Loan Parties, no less than one time per Fiscal Year. Upon the Agent’s reasonable request therefor, the Borrower shall provide the Agent with the results of any such cycle count and/or physical count.

6.14Environmental Laws.

Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and environmental permits; (b) obtain and renew all environmental permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Materials of Environmental Concern from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

6.15Further Assurances.

Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described herein (if applicable, to the extent such security interest can be perfected through the filing of UCC-1, financing statements and other filings required under applicable Requirement of Law, the Intellectual Property filings to be made pursuant to the Security Documents or the delivery of Pledged Securities required to be delivered under the Security Documents), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

6.16Post-Closing Obligations.

Perform all actions identified on Schedule 6.16 by the deadlines set forth therein as such deadlines may be extended by the Agent in its reasonable discretion.

6.17Use of Proceeds.

(a)The proceeds of the Term Loans will be used only for the repayment of Payoff Indebtedness and the Loan Parties’ and their Restricted Subsidiaries’ working capital and general corporate purposes not inconsistent with the terms hereof, or to pay fees and expenses in connection therewith.

(b)No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any “margin stock” or (b) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.  The Borrower will not request any Borrowing, and the Borrower shall not use, and shall take reasonable efforts to ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Money Laundering Laws or Economic Sanctions Laws or (ii) in any manner that would result in the violation of any applicable Sanctions, Economic Sanctions Laws, or any Anti-Money Laundering Laws by any Credit Party.

6.18Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder, (a) make all rental payments and otherwise perform all related obligations in respect of all material Leases to which any Loan Party or any of its Restricted Subsidiaries is a party, keep such material Leases in full force and effect, except to the extent such would not reasonably be expected to result in a Material Adverse Effect, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except (i) pursuant to their terms or (ii) to the extent such Lease is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, (c) notify the Agent of any default by any Loan Party with respect to such Leases and cooperate with the Agent in all commercially reasonable respects to cure any such default, in each case to the extent such default would constitute a violation of the proceeding clause (a), and (d) cause each of its Subsidiaries to do the foregoing.

6.19Compliance with Material Contracts.

Each Loan Party shall perform and observe in all material respects the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect and cause each of its Subsidiaries to do so. A list of Material Contracts of the Loan Parties as of the Closing Date is set forth on Schedule 6.19.

ARTICLE VII
NEGATIVE COVENANTS

Until the Payment in Full of the Obligations, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

Liens

.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except the following (collective, “Permitted Encumbrances”):

(a)Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days, that are being contested in good faith by appropriate proceedings or the existence of which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(c)[reserved];

(d)deposits and other Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f)Liens in existence on the date hereof listed on Schedule 7.01(f);

(g)Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.03(c), 7.03(f), 7.03(j) or 7.03(o); provided that (i) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.03(c) or 7.03(j) to the extent incurred to finance Permitted Acquisitions or Investments permitted under Section 7.02, such Liens shall be created substantially concurrently with the acquisition of the assets financed by such Indebtedness, such Liens do not at any time encumber any Property of the Borrower or any Restricted Subsidiary other than the Property financed by such Indebtedness (which shall not include Term Priority Collateral) and the proceeds thereof and after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time (and which Indebtedness and other obligations are permitted hereunder) that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property which such requirement would not have applied but for such acquisition and (ii) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.03(o), (x) such Liens are not created or incurred in connection with, or in contemplation of, such Permitted Acquisition or Investment permitted under Section 7.02, (y) such Liens do not apply to Term Loan Priority Collateral and (iii) such Liens are limited to all or part of the same property or assets that secured the Indebtedness to which such Liens relate under Section 7.03(o) (and no other Property of the Loan Parties);

(h)Liens created pursuant to the Security Documents;

(i)any interest or title of a lessor or licensor under any leases or subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed, which shall be on a non-exclusive basis (or an exclusive basis within a specific or defined field of use) with respect to any Borrower Intellectual Property, and any financing statement filed in connection with any such lease or license;

(j)Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.01(g);

(k)Liens on Property (other than Term Priority Collateral) acquired pursuant to a Permitted Acquisition under Section 7.02(f) (and the proceeds thereof) or Property (other than Term Priority Collateral) of a Subsidiary Guarantor in existence at the time such Subsidiary Guarantor is acquired pursuant to a Permitted Acquisition under Section 7.02(f) and not created in contemplation thereof;

(l)Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries;

(m)with respect to any Non-Guarantor Subsidiaries, receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(n)Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(o)Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(p)Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.02;

(q)Liens deemed to exist in connection with Investments permitted by Section 7.02(b) that constitute repurchase obligations;

(r)Liens upon specific items of inventory or other goods (and the proceeds thereof) of any Non-Guarantor Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(s)Liens on cash or cash equivalents securing any Hedge Agreement permitted hereunder;

(t)other Liens covering Property (other than Term Priority Collateral) with respect to obligations (other than for borrowed money) that do not exceed $5,000,000 in the aggregate at any one time outstanding;

(u)the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(v)banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(w)Liens arising from Uniform Commercial Code financing statement regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(x)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits, securities and movables) and which are within the general parameters customary in the banking industry;

(y)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(aa)Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(bb)Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(cc)security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(dd)Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(ee)so long as the same is subject to the Intercreditor Agreement, Liens on Collateral securing Indebtedness incurred pursuant to Section 7.03(u) and any other “Obligations” as defined in the ABL Credit Agreement.

Investments

.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person, other than guarantees of operating leases in the ordinary course of business (all of the foregoing, “Investments”), except:

(a)extensions of trade credit in the ordinary course of business;

(b)Investments in Cash Equivalents;

(c)Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.03(b), (e) and (h);

(d)loans and advances to employees of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for the Parent, Holdings, the Borrower and all such Restricted Subsidiaries) not to exceed $2,000,000 (excluding (for purposes of such cap) travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(e)Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.03(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or is a Subsidiary that becomes a Subsidiary Guarantor at the time of such Investment;

(f)Permitted Acquisitions by the Borrower;

(g)loans by the Borrower or any of its Restricted Subsidiaries to the officers or directors of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such officers or directors directly invest the proceeds of such loans in the Equity Interests of the Parent;

(h)as long as no Event of Default has occurred and is continuing, Investments by the Borrower and its Restricted Subsidiaries in joint ventures or similar arrangements in an aggregate amount (for the Borrower and all Restricted Subsidiaries) not to exceed $5,000,000 at any one time outstanding;

(i)Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(j)Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(k)Investments in existence on the Closing Date and listed on Schedule 7.02;

(l)Investments of the Borrower or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m)Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary; provided, that Investments in Non-Guarantor Subsidiaries and joint ventures permitted under this clause (m) shall be subject to the baskets applicable thereto in Sections 7.02(h) and 7.02(o);

(n)Subsidiaries of the Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrower and such Subsidiary comply with the provisions of Section 6.11(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrower complies with the provisions of Section 6.11(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition or Investment permitted by Section 7.02(f), or 7.02(p), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.11(c) or 6.11(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);

(o)(i) as long as no Event of Default has occurred and is continuing, Investments by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary in an aggregate amount (for the Borrower and all Subsidiary Guarantors) not to exceed $5,000,000 less the amount of Indebtedness incurred pursuant to Section 7.03(h) at any time outstanding and (ii) Investments in Non-Guarantor Subsidiaries pursuant to Section 7.05(k)(ii);

(p)Investments arising directly out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration for any sale of assets (other than assets of the type included in the Borrowing Base) permitted under Section 7.05; provided that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(q)Investments resulting from pledges and deposits referred to in Sections 7.01(d), (p), (s), (y), (aa);

(r)the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.03(b), (e) or (h);

(s)any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(t)Guarantee Obligations permitted by Section 7.03(e) and any payments made in respect of such Guarantee Obligations; and

(u)other Investments of the types not described above, provided that the ABL Payment Conditions are satisfied at the time of making any such Investment.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.02, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).  Notwithstanding anything to the contrary contained in this Section 7.02  (other than any Investment otherwise permitted as a Disposition pursuant to Section 7.05(a), clause (ii) of Section 7.05(b) or Section 7.05(k)), no Borrower Intellectual Property that is Term Priority Collateral shall be the subject of any Investment in any non-Loan Party.

Indebtedness

.  Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

(a)Indebtedness of the Parent, Holdings, the Borrower or any Subsidiary Guarantor pursuant to any Loan Document or Hedge Agreements;

(b)Indebtedness (i) of the Borrower to any of its Restricted Subsidiaries, (ii) of any Subsidiary Guarantor to the Borrower or any Restricted Subsidiary, and (iii) of any Non‑Guarantor Subsidiary to any other Non-Guarantor Subsidiary; provided that (x) in the case of Indebtedness owing to a Loan Party, such Indebtedness shall be evidenced by one or more promissory notes that are pledged to the Agent for the benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement and (y) in the case of any Indebtedness owing by a Loan Party to a Restricted Subsidiary that is not a Subsidiary Guarantor, (A) such Indebtedness shall be on subordination terms reasonably satisfactory to the Agent and (B) such Indebtedness shall be otherwise permitted under the provisions of Section 7.02;

(c)(i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.01(g) in an aggregate principal amount not to exceed, together with any

Permitted Amendment or Refinancing referred to in the following clause (iii) hereof, $5,000,000 at any one time outstanding; (ii) Indebtedness arising out of sale and leaseback transactions permitted by Section 7.15; and (iii) any Permitted Amendment or Refinancing of any of the foregoing;

(d)Indebtedness outstanding on the date hereof and listed on Schedule 7.03(d) and any Permitted Amendment or Refinancing thereof;

(e)Guarantee Obligations (i) by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor, (ii) by any Non-Guarantor Subsidiary of obligations of any Non-Guarantor Subsidiary or (iii) by the Parent of lease obligations of Borrower or a Restricted Subsidiary;

(f)Indebtedness of Non-Guarantor Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit in the ordinary course of business not to exceed at any one time outstanding an aggregate principal amount equal to $5,000,000;

(g)Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(h)(i) Indebtedness of any Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor and (ii) Guarantee Obligations of the Borrower or any Subsidiary Guarantor of Indebtedness of any Non-Guarantor Subsidiaries, in an aggregate principal amount for all such Indebtedness and, without duplication, Guarantee Obligations not to exceed, together with any Investments under Section 7.02(o), $5,000,000 at any one time outstanding;

(i)additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $10,000,000 at any one time outstanding; provided that up to $5,000,000 of such indebtedness may be secured by Liens permitted by Section 7.01(t);

(j)Indebtedness under a Permitted Seller Note issued as consideration in connection with an acquisition permitted under Section 7.02(f), in an aggregate principal amount not to exceed, together with any Permitted Amendment or Refinancing referred to in this clause (j) $10,000,000 at any one time outstanding together with any Permitted Amendment or Refinancing thereof; provided that any such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Agent;

(k)Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

(l)Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification or adjustment of purchase price or similar obligations in any case incurred in connection with an acquisition or other Investment permitted by Section 7.02(f) or the disposition of any business, assets or Restricted Subsidiary;

(m)unsecured, senior, senior subordinated or subordinated Indebtedness of the Parent, Holdings, the Borrower (including guarantees thereof by any Subsidiary Guarantor) (such Indebtedness and/or guarantees incurred under this clause (m) or any Permitted Amendment or Refinancing thereof being collectively referred to as the “Junior Indebtedness”) in an aggregate principal amount not to exceed (1) $10,000,000 at any one time outstanding plus (2) Subordinated Indebtedness incurred pursuant to Section 8.04 or Section 8.04 of the ABL Credit Agreement; provided that (i) no scheduled principal payments, prepayments, redemptions or sinking fund or like payments of any Junior Indebtedness shall be required prior to the date at least 180 days after the Maturity Date), (ii) [reserved], (iii) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness (solely with respect to clause (1) above) or would result therefrom, (iv) in the case of Junior Indebtedness that is subordinated to the Obligations in respect of payment and/or lien priority, (A) the terms of subordination applicable to any Junior Indebtedness shall be reasonably satisfactory to the Agent and shall, in any event, define “senior indebtedness” or a similar phrase for purposes thereof to include all of the Obligations of the Loan Parties and (B) after giving effect to the incurrence of such Junior Indebtedness, the Parent shall be in compliance with Section 7.18, calculated on a pro forma basis for the period as if such Junior Indebtedness had been incurred on the first day of such period ending on or prior to such date) (or, with respect to clause (2) above, on the relevant Cure Date, after giving effect to Section 8.04) and (v) in the case of Junior Indebtedness that is unsecured senior Indebtedness, after giving effect to the incurrence of such Junior Indebtedness, the Parent shall be in compliance with Section 7.18, calculated on a pro forma basis as if such Junior Indebtedness had been incurred on the first day of such period ending on or prior to such date);

(n)[reserved];

(o)Indebtedness of any Person that becomes a Restricted Subsidiary as part of a Permitted Acquisition or any Investment permitted by Section 7.02 after the Closing Date and any Permitted Amendment or Refinancing thereof; provided that (A) such acquired Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such acquired Indebtedness refinanced (and did not increase principal (except for accrued interest and premium (including tender premiums and make whole amounts) thereon plus other reasonable and customary fees and expenses including upfront fees, original issue discount and defeasance costs) or shorten maturity during the term of this Agreement) other Indebtedness to facilitate such entity becoming a Restricted Subsidiary), (B) the aggregate principal amount of Indebtedness permitted by this clause (o) (i) shall not at any one time outstanding exceed together with any Permitted Amendment or Refinancing referred to in the following clause (ii) hereof, $5,000,000 and (ii) any Permitted Amendment or Refinancing;

(p)[reserved];

(q)[reserved];

(r)Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, consultants and directors or employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent or Holdings issued in lieu of cash payment; provided that such purchase or redemption is permitted under Section 7.06;

(s)Indebtedness of the Borrower or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(t)guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Restricted Subsidiaries;

(u)Indebtedness of a Borrower or a Guarantor in respect of the ABL Credit Agreement (and any Permitted Amendment or Refinancing thereof) in an aggregate principal amount not to exceed the amount permitted under the Intercreditor Agreement; and

(v)Indebtedness consisting of earn-outs and similar deferred consideration in consideration in connection with a Permitted Acquisition or other Investment permitted by Section 7.02 in an aggregate amount outstanding at any one time not to exceed $7,500,000.

7.04Fundamental Changes.

Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or division (or similar transaction), or Dispose of all or substantially all of its Property or business, or division or similar transaction except that:

(a)(i) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into any Subsidiary Guarantor (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.11 in connection therewith);

(b)any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary;

(c)any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any Restricted Subsidiary;

(d)Dispositions permitted by Section 7.05 may be consummated;

(e)any Investment expressly permitted by Section 7.02 may be structured as a merger, consolidation or amalgamation;

(f)any Excluded Subsidiary may be dissolved or liquidated; and

(g)So long as no Default or Event of Default is continuing or would result therefrom, Holdings may be merged with and into Parent, with Parent being the surviving entity in such merger.

Dispositions

.  Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Equity Interests to any Person, except:

(a)the Disposition of surplus, obsolete or worn out property in the ordinary course of business or Intellectual Property that is not Term Loan Priority Collateral or that is not material to the business of any Loan Party;

(b)(i) the sale of inventory in the ordinary course of business, (ii) the non-exclusive (or exclusive within a specific or defined field of use) cross-licensing or licensing of Intellectual Property, in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind (other than as set forth in clause (ii)), to the extent that the Property received in such exchange is of a value equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Borrower or any Subsidiary Guarantor subject to perfected first priority Liens in favor of the Agent under the Security Documents is not materially reduced, and provided, other than with respect to any such exclusivity within a specific or defined field of use, that the terms of such licenses shall not restrict the right of the Agent to use and/or dispose of such Intellectual Property owned by a Loan Party in connection with the conduct of a Liquidation or other exercise of creditor remedies);

(c)Dispositions permitted by Section 7.04;

(d)(i) the Disposition of other assets not constituting Term Priority Collateral, so long as at least (x) 75% of the consideration received by the disposing Person is cash or Cash Equivalents and (y) any such Disposition is made for fair market value, as determined in good faith and approved by the Board of Directors or similar governing body of the disposing Person, and (ii) any Recovery Event;

(e)the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Subsidiary Guarantor; provided that the sale or issuance of Equity Interests of an Unrestricted Subsidiary to the Borrower or any Subsidiary Guarantor is otherwise permitted by Section 7.02;

(f)bulk sales or other dispositions of Inventory of a Loan Party not in the ordinary course of business, at arms’ length, in connection with Permitted Store Closings;

(g)the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use (if any) of such Property by the Borrower or their respective Restricted Subsidiaries;

(h)the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only (i) in connection with the compromise or collection thereof consistent with the Borrower’s commercially reasonable business judgment (and not as part of any bulk sale or financing of receivables), and (ii) provided that, if such overdue accounts constitute Eligible Credit Card Receivables or Eligible Trade Receivables, the Borrower receives not less than the amounts borrowed or available to be borrowed under the Borrowing Base therefor;

(i)transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(j)the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary or their respective assets;

(k)the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor; provided that any such transfer made by any Loan Party in a Foreign Subsidiary shall be subject to satisfaction of the ABL Payment Conditions; (ii) by a Borrower or any Subsidiary Guarantor to a Non-Guarantor Subsidiary that is a Restricted Subsidiary to the extent such Property consists of (A) showroom leases, employees, showroom fixtures, signage, samples, or contracts relating to the foregoing, or intellectual property, in each case that is specific to the operations of such Non-Guarantor Subsidiary (and, with respect to any such transferred intellectual property, is not used by any Loan Party in the operation of its business) or (B) other Property (excluding cash and Cash Equivalents) with a fair market value not to exceed $100,000 in the aggregate, or (iii) from a Non-Guarantor Subsidiary to (A) the Borrower or any Subsidiary Guarantor for no more than fair market value or (B) any other Non-

Guarantor Subsidiary that is a Restricted Subsidiary; provided that any sale or issuance of Equity Interests of an Unrestricted Subsidiary to the Borrower or any Subsidiary Guarantor is otherwise permitted by Section 7.02;

(l)the Disposition of Cash Equivalents in the ordinary course of business;

(m)sale and leaseback transactions permitted by Section 7.15;

(n)Liens permitted by Section 7.01;

(o)Restricted Payments permitted by Section 7.06;

(p)the cancellation of intercompany Indebtedness among the Borrower and any Subsidiary Guarantor;

(q)Investments permitted by Section 7.02; and

(r)the sale or issuance of the Equity Interests of (i) any Foreign Subsidiary that is a Restricted Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary or (ii) any Foreign Subsidiary that is an Unrestricted Subsidiary to any other Foreign Subsidiary that is an Unrestricted Subsidiary, in each case, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited hereunder.

Notwithstanding anything to the contrary contained in this Section 7.05 (other than Section 7.05(a), clause (ii) of Section 7.05(b) or Section 7.05(k)), no Borrower Intellectual Property that is Term Priority Collateral shall be the subject of any Disposition to any non-Loan Party.

7.06Restricted Payments.

Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Equity Interests of the Parent, Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, Holdings, the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”), obligating the Parent, Holdings the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Equity Interests (collectively, “Restricted Payments”), except that:

(a)any Subsidiary may make Restricted Payments, directly or indirectly, to the Borrower;

(b)Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries or to any Loan Party;

(c)the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(d)the Borrower and its Subsidiaries may declare and make dividend or distribution payments, directly or indirectly, to Holdings (and Holdings may pay to any direct or indirect parent company of Holdings) to permit Holdings (or any such direct or indirect parent company of Holdings) to pay for any taxable period for which Holdings, the Borrower or such applicable Subsidiary, as applicable, was a member of a consolidated, combined or similar income tax group for federal and/or applicable state or local income tax purposes or are entities treated as disregarded from any member of such a group for U.S. federal income and, if applicable, state income Tax purposes (a “Tax Group”) of which Holdings (or any direct or indirect parent company of Holdings, as applicable) is the common parent, any consolidated, combined or similar income Taxes of such Tax Group that are due and payable by Holdings (or such direct or indirect parent company of Holdings) for such taxable period, but only to the extent such income Taxes are attributable to the Borrower and its Subsidiaries, provided that (x) the amount of such dividends or distributions for any taxable period shall not exceed the amount of such income Taxes that the Borrower and its relevant Subsidiaries would have paid had the Borrower and such Subsidiaries been a stand-alone corporate taxpayer (or a stand-alone corporate Tax Group) and (y) dividends or distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent that dividends or distributions were made by such Unrestricted Subsidiary to a member of the Tax Group or any of its Subsidiaries for such purpose;

(e)the Borrower may make other Restricted Payments to Holdings who, in turn, may make other Restricted Payments to the Parent to permit the Parent to make payments required under the Tax Receivable Agreement;

(f)the Borrower may make other Restricted Payments to Holdings who, in turn, may make other Restricted Payments to the Parent who, in turn, may make other Restricted Payments to its stockholders so long as the ABL Payment Conditions are satisfied;

(g)the Borrower may declare and pay cash dividends to Holdings, and Holdings may declare and pay cash dividends to the Parent, not to exceed an amount necessary to permit Holdings or the Parent, as applicable, to pay its proportionate share of (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), and (ii) franchise fees or similar taxes and fees required to maintain its corporate existence;

(h)Investments constituting Restricted Payments and permitted by Section 7.02;

(i)the Parent may make Restricted Payments in the form of common stock of the Parent or preferred stock of the Parent; and

(j)so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments to Holdings and Holdings may make Restricted Payments to Parent, to permit Holdings or the Parent to purchase its common stock or common stock options from present or former officers, consultants and directors or employees (and their heirs, estates and assigns) of Parent, Holdings, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments under this clause (k) in any fiscal year of the Parent shall not exceed the sum of (i) $2,000,000 plus any proceeds received from key man life insurance policies and (ii) any Restricted Payments permitted (but not made) pursuant to this clause (k) in the immediately prior fiscal year.

7.07Prepayments of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Indebtedness, except:

(a)(i) mandatory or scheduled payments of principal, interest and fees as and when due in respect of any Indebtedness (other than Subordinated Indebtedness) permitted under Section 7.03 hereof, (ii) all voluntary prepayments of the ABL Debt and (iii) all prepayments of the ABL Debt in connection with Section 8.04 of the ABL Credit Agreement;

(b)the Borrower may prepay, redeem, repurchase or defease any Indebtedness with the proceeds of any Permitted Amendment or Refinancing or pursuant to any asset sale tender offers required by the terms of such Indebtedness;

(c)voluntary prepayments, repurchases, redemptions or defeasances of (i)  Indebtedness permitted under Section 7.03 hereof and not described in clause (b), above, and not constituting Subordinated Indebtedness or intercompany Indebtedness, as long as the ABL Payment Conditions are satisfied, (ii) Subordinated Indebtedness in accordance with the applicable subordination terms thereof and as long as the ABL Payment Conditions are satisfied, and (iii) intercompany Indebtedness in accordance with the applicable subordination terms thereof and as long as the ABL Payment Conditions are satisfied; and

(d)any Permitted Amendment or Refinancing of any such Indebtedness.

7.08Change in Nature of Business.

(a)In the case of the Parent and Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(i)conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Equity Interests of Holdings, the Borrower and (indirectly) the Subsidiaries of the Borrower and those incidental to Investments by or in the Parent or Holdings, as applicable, permitted hereunder, (ii) those incidental to the issuance of and performance under the ABL Credit Agreement (or any other Indebtedness permitted under Section 7.03(p), (q) or (u)) or any Permitted Amendment or Refinancing of the foregoing, (iii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees (including but not limited to payment or reimbursement of indemnification obligations to its directors or officers and payment of Board of Directors fees), (iv) activities relating to the performance of obligations under the Loan Documents to which it is a party or expressly permitted thereunder, (v) engaging in activities incidental to being a public company, (vi) the receipt and payment of Restricted Payments permitted under Section 7.06 and (vii) the other transactions expressly permitted under this Section 7.08;

(ii)incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) Indebtedness permitted by Section 7.03(m), (ii) nonconsensual obligations imposed by operation of law, (iii) pursuant to the Loan Documents to which it is a party, (iv) obligations with respect to its Equity Interests and options in respect thereof, (v) in respect of the ABL Credit Agreement (or any other Indebtedness permitted under Section 7.03(p), (q) or (u)) or any Permitted Amendment or Refinancing of the foregoing, (vi) obligations to its employees, officers and directors not prohibited hereunder; and (vii) guarantees permitted by 7.03(v).

(b)In the case of each of the Loan Parties, engage in any business, services, or activities substantially different from the business, services, or activities conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business, service or activity incidental or directly related or similar to any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

7.09Transactions with Affiliates.

Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent, Holdings the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Parent, Holdings the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may without being subject to the terms of this Section 7.09, (i) enter into any transaction with any Person which is an Affiliate of the Parent only by reason of such Person and the Parent having common directors; (ii) enter into and perform its or their obligations under the agreements set forth on Schedule 7.09, as in effect on the Closing Date or as the same may be amended, supplemented, replaced or otherwise modified from time to time in a manner that does not materially increase the obligations of the Loan Parties thereunder, and (iii) enter into transactions with Affiliates permitted by Sections 7.02(c), 7.02(o), 7.02(s), 7.03(h), 7.03(i), 7.03(r), 7.04(c), 7.05(e), 7.05(k)(ii) and 7.06 hereof. For the avoidance of doubt, this Section 7.09 shall not apply to employment arrangements with, and payments of compensation, indemnification payments, expense reimbursement or benefits to or for the benefit of, current or former employees, officers or directors of the Parent, Holdings the Borrower or any of its Restricted Subsidiaries.

7.10Burdensome Agreements.

Enter into any agreement that prohibits or limits the ability of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Security Documents, other than (a) this Agreement and the other Loan Documents, the ABL Loan Documents and any agreement related to any Junior Indebtedness, and any Permitted Amendment or Refinancing thereof (b) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (c) software and other Intellectual Property licenses expressly permitted hereunder pursuant to which the Parent, Holdings, the Borrower or such Restricted Subsidiary is the licensee or licensor of the relevant software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (d) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation or impose restrictions on cash or other deposits with respect thereto, (e) any agreements regarding Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.02 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries), (f) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.10, (g) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (h) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (i) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.04 or 7.05, (j) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, and (k) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (f) and (j) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.11Use of Proceeds.

Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (b) for any purposes other than the repayment of Payoff Indebtedness, for general corporate purposes, and to pay fees and expenses in connection therewith.

7.12Amendment of Material Documents.

(a)Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (i) any agreement or instrument governing or evidencing Junior Indebtedness in any manner that is materially adverse to the Lenders without the prior consent of the Agent (which shall not be unreasonably withheld, conditioned or delayed), or (ii) any of its organizational documents, other than amendments, modifications or waivers that could not reasonably be expected to adversely affect the Lenders or Agent, or (b) amend, supplement or otherwise modify the ABL Loan Documents, if such modification is in violation of the terms of the Intercreditor Agreement; provided that the Borrower shall deliver or cause to be delivered to the Agent a copy of all such amendments, modifications or waivers promptly after the execution and delivery thereof to the extent not filed publicly.

7.13Fiscal Year.

Change the Fiscal Year of any Loan Party, or, other than as permitted pursuant to Section 1.03, the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14Deposit Accounts; Credit Card Processors.

Open new DDAs (other than Excluded DDAs and Retail DDAs) unless the Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements consistent with the provisions of Section 6.12 and otherwise satisfactory to the Agent. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 6.12 hereof.

7.15Sales and Leasebacks.

Enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which is to be sold or transferred by the Borrower or such Restricted Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary, except for (i) sales or transfers that do not exceed $5,000,000 in the aggregate at any one time outstanding, (ii) sales or transfers by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor and (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary.

7.16Clauses Restricting Subsidiary Distributions.

Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Restricted Subsidiary or (b) make Investments in the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary to the extent permitted hereunder, (iii) any restrictions set forth in the documentation for the ABL Credit Agreement or any Junior Indebtedness or any Permitted Amendment or Refinancing of any of the foregoing, (iv) any restrictions contained in agreements related to Indebtedness of (A) the Borrower or any Subsidiary Guarantor with respect to the disposition of assets securing such Indebtedness (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof) and (B) any Non-Guarantor Subsidiary not prohibited under Section 7.02 (in which case such restriction shall relate only to such Non-Guarantor Subsidiary and its Subsidiaries), (v) any restrictions regarding non-exclusive licenses (or exclusive licenses within a specific or defined field of use)  or sublicenses by the Borrower and its respective Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (vii) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (viii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (ix) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.04 or 7.05, (x) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and (xi) such restrictions in effect on the Closing Date and listed on Schedule 7.16, (xii) negative pledges and restrictions on Liens and asset dispositions in favor of any holder of Indebtedness for borrowed money permitted under Section 7.03 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis and (xiii) negative pledges and restrictions on Liens and asset dispositions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.17Limitation on Hedge Agreements.

Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business or as required hereby, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates or commodity, raw material, energy or utility prices.

7.18Financial Covenant.

(a)Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio of the Parent, Holdings, the Borrower and its Restricted Subsidiaries as of the end of any Fiscal

Quarter of the Borrower, calculated as of the last day of such Fiscal Quarter for the Measurement Period then ended, to be less than the amount set forth below with respect to each such applicable period:

Testing Period	Consolidated Fixed Charge Coverage Ratio
November 3, 2018	0.85 to 1.00
February 2, 2019	1.00 to 1.00
May 4, 2019	1.20 to 1.00
August 3, 2019	1.35 to 1.00
November 2, 2019	1.50 to 1.00
February 1, 2020	1.50 to 1.00
May 2, 2020 and the last date of each fiscal quarter thereafter	1.75 to 1.00

7.19Tax Receivable Agreement.

Terminate, or agree to the termination of, the Tax Receivable Agreement.

7.20Sanctions.

Directly or, knowingly, indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the target of Sanctions, that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Agent, or otherwise) of Sanctions.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”):

(a)Non-Payment. The Borrower or any other Loan Party fails to pay (i) any amount of principal of any Term Loan, or (ii) any interest, fee or any other amount payable hereunder or under any other Loan Document, in each case of this clause (ii) within three Business Days after any such interest or other amount becomes due; or

(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 6.01(a), 6.01(b), 6.01(c) (in each case after a five (5) Business Day grace period), 6.02(a), 6.02(b), 6.03(a), 6.05(a)(i) or Article VII, (ii) Section 6.02(c) (after a two (2) Business Day grace period if an Accelerated Borrowing Base Delivery Event described in clause (ii) of the definition thereof has occurred and is continuing; provided that, if no such Accelerated Borrowing Base Delivery Event has occurred and is continuing, the applicable grace period shall be five (5) Business Days), or (iii) Sections 6.07, 6.10(b) or 6.12, provided that, if (A) any such Default described in this clause (b)(iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Agent’s Liens on the Collateral, such Default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default; or

(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the date that such Loan Party receives from the Agent or any Lender notice of the existence of such default; or

(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (including, without limitation, any Borrowing Base Certificate) shall prove to have been inaccurate in any material respect when made or deemed made; or

(e)Cross-Default. The Parent, Holdings, the Borrower or any of their respective Restricted Subsidiaries shall (i) default in making any payment of any principal of any Material Indebtedness (excluding the Term Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default described in clauses (i), (ii) or (iii) of this paragraph (e) is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that this paragraph (e) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness if such sale, transfer, destruction or other disposition is not prohibited hereunder or (B) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; provided, further, that no “Event of Default” (as defined in the ABL Credit Agreement) arising from a failure to comply with Section 7.18(a) (Fixed Charge Coverage Ratio) of the ABL Credit Agreement shall constitute an Event of Default under this paragraph (e) until the earliest to occur of (w) the date that is ten (10) Business Days after the day on which financial statements for the applicable Fiscal Month are required to have been delivered under the ABL Credit Agreement, in connection with which such “Event of Default” (as defined in the ABL Credit Agreement) has occurred, to the extent such “Event of Default” has not been waived or cured prior to such date, (x) the acceleration of the ABL Debt, (y) a Collateral Enforcement Action (as defined in the Intercreditor Agreement) by the ABL Agent with respect to any Collateral and (z) the ABL Agent’s delivery to the Agent of a written notice commencing the “Standstill Period” under and as defined in the Intercreditor Agreement; or

(f)Insolvency Proceedings, Etc.  (i) The Parent, any Loan Party or any of their respective Restricted Subsidiaries which are not Immaterial Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding, or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)Judgments. There is entered against the Parent, any Loan Party or any of their respective Restricted Subsidiaries which are not Immaterial Subsidiaries (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent not paid or covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(h)ERISA. (i)  The Parent, Holdings, the Borrower or any of its Restricted Subsidiaries shall incur any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Single Employer Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA), whether or not waived, or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries incurs any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (v) any Non-U.S. Plan fails to obtain or retain (as applicable) registered status under and as required by applicable law and/or be administered in a timely manner in all respects in compliance with all applicable laws, (vi) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (vii) the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan (including the withdrawal by an ERISA Affiliate), (viii) the institution of proceedings or the taking of any other action by the PBGC or the Parent or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or partial termination, or Insolvency of, any Plan, (ix) a contribution required to be made with respect to a Plan or a Non-U.S. Plan has not been timely made, (x) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans), as of any applicable annual valuation date, exceeds the value of the assets of such Single Employer Plan allocable to such accrued benefits, (xi) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of the Parent, the Borrower or any of its Restricted Subsidiaries to pay money, or (xii) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan, Non-U.S.

Plan, or a Commonly Controlled Plan; and in each case in clauses (i) through (xii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries to pay money that would have a Material Adverse Effect; or

(i)Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by any Agent or any Lender or the Payment in Full of the Obligations, ceases to be in full force and effect in any material respect, or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of Payment in Full of the Obligations), or purports in writing to revoke, terminate or rescind any Loan Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by (but subject to the limitations set forth in) the applicable Security Document and this Agreement except (i) as a result of the sale, release or other disposition of the applicable Collateral in a Disposition permitted by Section 7.05 or other transaction permitted under the Loan Documents, or (ii) relating to an immaterial amount of Collateral not constituting ABL Priority Collateral, or (iii) as a result of the failure of the Agent, through its acts or omissions and through no fault of the Loan Parties, to maintain the perfection of its Liens in accordance with applicable Requirement of Law; or

(j)Change of Control. There occurs any Change of Control; or

(k)Cessation of Business. Except as otherwise expressly permitted hereunder, the determination of the Loan Parties, whether by vote of the Loan Parties’ Board of Directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all of their assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the Loan Parties’ stores;

(l)Subordination. (i) The subordination provisions of the documents evidencing any Subordinated Indebtedness (or subordinated Junior Indebtedness) (collectively, the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(m)Intercreditor Agreement. The Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any party to such Intercreditor Agreement shall contest in writing, the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Liens securing the Obligations, for any reason shall not have the priority contemplated by the Intercreditor Agreement.

8.02Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)[reserved];

(b)declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)[reserved]; and

(d)whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Requirement of Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans, all interest accrued thereon and all other Obligations shall automatically become due and payable as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other Requirement of Law.

8.03Application of Funds

After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable), any amounts received from any Loan Party, from the liquidation of any Collateral of any Loan Party, or on account of the Obligations, shall be applied by the Agent against the Obligations in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent, in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, and fees (including any Early Termination Fee), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Last, the balance, if any, after Payment in Full of all of the Obligations, to the Loan Parties or as otherwise required by Requirement of Law.

8.04Right to Cure.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution to the Parent or Holdings (funded with proceeds of common equity or other preferred equity (other than Disqualified Stock)) or to any Loan Party as Subordinated Indebtedness incurred on terms (including subordination terms) to be acceptable to Agent, in each case the proceeds of which shall be substantially concurrently contributed to the capital of the Borrower (if such contribution is not in the form of Subordinated Indebtedness of the Borrower), on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter or Fiscal Year pursuant to Section 6.01 (the “Cure Date”) will, at the irrevocable election of the Borrower, be included in the calculation of Consolidated EBITDA for such Fiscal Quarter solely for the purposes of determining compliance with the Financial Covenant at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity or debt contribution so included in the calculation of Consolidated EBITDA, a “Specified Contribution”); provided that (a) (i) in each consecutive four fiscal quarter period there will be at least two fiscal quarters in which no Specified Contribution is made and (ii) there shall be no more than five (5) Specified Contributions made in the aggregate after the Closing Date, (b) the amount of any Specified Contribution will be no greater than the amount required to cause the Parent and its Subsidiaries to be in compliance with the Financial Covenant, (c) all Specified Contributions (i) will be disregarded for all other purposes, including the calculation of Consolidated EBITDA for the purpose of calculating basket levels, pricing and other items governed by reference to Consolidated EBITDA and (ii) will be in readily available funds, (d) the proceeds of each Specified Contribution shall be contributed to the Borrower as (i) an equity contribution in the form of common Equity Interests or preferred Equity Interests (other than Disqualified Stock) or (ii) Subordinated Indebtedness and (e) the proceeds received by the Parent or  Holdings from all Specified Contributions shall be promptly contributed to the Borrower and promptly used by the Borrower to prepay the Term Loans, subject to Section 2.06(h) hereof; provided, that any portion of the Term Loan prepaid with the proceeds of Specified Contributions shall be deemed outstanding for purposes of determining compliance with the Financial Covenant for such Fiscal Quarter and the next three Fiscal Quarters thereafter; provided, further, that until the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for the period ending on the last day of the applicable Fiscal Quarter, notwithstanding any other provision of this Agreement or any other Loan Document, no Event of Default resulting solely from a breach of the Financial Covenant shall be deemed to have occurred and neither the Agent nor any Lender shall have any right to declare all or a portion of the unpaid principal amount of any outstanding Term Loans, interest accrued and unpaid thereon, and all amounts owing or payable hereunder or under any other Loan Document to be due and payable and/or exercise any rights and remedies available under the Loan Documents or applicable law (including, without limitation, any right to foreclose on or take possession of Collateral) in each case prior to the Cure Date solely on the basis of an allegation of an Event of Default having occurred and be continuing under Section 8.01(b) due to a failure by the Loan Parties to comply with the Financial Covenant.  Upon Holdings’ receipt of such Specified Contribution, the Financial Covenant shall be deemed to be satisfied and complied with as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Default or Event of Default under such Financial Covenant shall be deemed not to have occurred for purposes of the Loan Documents.

ARTICLE IX
THE AGENT

9.01Appointment.

(a)Each of the Lenders hereby irrevocably designates and appoints the Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b)The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent,” and any agents or attorneys-in-fact appointed by the Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Section 9 (including Section 9.09) and Section 10.04, as though such agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

(c)The provisions of this Section 9.01 are for the benefit of the Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.06).

9.02[Reserved]

9.03[Reserved].

9.04Delegation of Duties.

The Agent may execute any of its duties under the applicable Loan Documents by or through sub‑agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys in-fact selected by it with reasonable care.

9.05Exculpatory Provisions.

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall:

(a)be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Applicable Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Requirement of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Applicable Lenders (as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.06Reliance by Agent.

The Agent shall be entitled to rely, and shall not incur any liability for relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent, Holdings and the Borrower), independent accountants and other experts selected by the Agent. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Notice of Default

.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender, the Parent, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

9.08Non-Reliance on Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Indemnification

.  The Lenders agree to indemnify the Agent in its capacity as such, any sub-agent thereof, and any Related Party, as the case may be (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Term Loans of such Lender shall have been assigned (but which indemnified claims relate to actions or inactions prior to such assignment) or the date upon which the Obligations shall have been Paid in Full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent, any sub-agent thereof, and their Related Parties in any way relating to or arising out of, the Commitments, the Term Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent, any sub-agent thereof, and their Related Parties under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Agent’s, any sub-agent’s, and their Related Parties’ gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Obligations and all other amounts payable hereunder.

Rights as a Lender

. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.11Successor Agent; Removal of Agent.

(a)The Agent may resign upon 30 days’ notice to the Lenders and the Borrower effective upon appointment of a successor Agent. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of the retiring Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. After any retiring Agent’s resignation as Agent, the provisions of this Article and Section 10.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

9.12Collateral and Guaranty Matters.

The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a)to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon Payment in Full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b)to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(g); and

(c)to release any Guarantor from its obligations under its Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Facility Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under its Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

9.13[Reserved].

9.14Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent and the other Credit Parties and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.03(i), 2.03(j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party or in any such proceeding.

9.15Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.16Reports and Financial Statements.

By signing this Agreement, each Lender:

(a)[reserved];

(b)is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Borrower hereunder

(c)is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(d)expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Borrowing Base Certificates, financial statements or Reports, and shall not be liable for any information contained in any Borrowing Base Certificate, financial statement or Report;

(e)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(f)agrees to keep all Borrowing Base Certificates, financial statements and Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(g)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Borrowing that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Term Loan or Term Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.17Agency for Perfection.

Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession or control. Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.18Relation Among Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE X
MISCELLANEOUS

10.01Amendments and Waivers.

(a)Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.01. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agent, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)increase the Term Loan of any Lender without the written Consent of such Lender;

(ii)as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender;

(iii)as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Term Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of such Lender; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(v)change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof or of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written Consent of each Lender;

(vi)except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(vii)except for Dispositions permitted under Section 7.04 or Section 7.05 or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(viii)increase any advance rate percentage set forth in the definition of “Borrowing Base” or otherwise change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased, without the written Consent of all Lenders, provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves; and

(ix)except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (iii) no Consent is required to effect any amendment or supplement to the Intercreditor Agreement, (A) that is solely for the purpose of adding the holders of Indebtedness incurred or issued pursuant to an Amendment or Refinancing of the ABL Credit Agreement (or any agent or trustee of such holders) as parties thereto, as contemplated by the terms of the Intercreditor Agreement and permitted under Section 7.03(n) (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement as, in the good faith determination of the Agent, are required to effectuate the foregoing and provided that such other changes are not adverse to the interests of the Lenders) or (B) that is expressly contemplated by the Intercreditor Agreement with respect to an Amendment or Refinancing of the ABL Credit Agreement permitted under Section 7.03(n) (or the comparable provisions, if any, of any successor intercreditor agreement with respect to an Amendment or Refinancing of the ABL Credit Agreement permitted under Section 7.03(n); provided further that no such agreement shall, pursuant to this clause (v), amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any Loan Document may be amended, supplemented and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Requirement of Law or advice of local counsel, (ii) to cure ambiguities, mistakes or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(c)If any Lender (other than Crystal) does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, to the address, telecopier number, electronic email address or telephone number specified on Schedule 10.02 in the case of the Loan Parties or the Agent, and as set forth in an administrative questionnaire delivered to the Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Agent, the Lenders, the Parent, Holdings or the Borrower shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agent and the applicable Lender, as the case may be. The Agent, the Parent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)Electronic Communications. Notices and other communications to the Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)[Reserved].

(d)Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Term Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Agent or any Credit Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders and the other Credit Parties; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents or (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Borrower shall (a) pay or reimburse the Agent  for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto (whether or not the transactions contemplated thereby shall be consummated), and (b) pay or reimburse the Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements and other charges of counsel to the Agent (including one primary counsel and such local counsel as the Agent may reasonably require in connection with collateral matters), outside consultants, appraisers, and commercial finance examiners in connection with all of the foregoing, all customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Borrower (whether by wire transfer or otherwise), (c) pay or reimburse each Lender and the Agent for all their out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents and in connection with the Term Loans made under this Agreement, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and the Agent, and (d) to pay, indemnify, or reimburse each Lender and the Agent for, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of this Agreement the other Loan Documents and any such other documents.

(b)Indemnification. The Borrower shall pay, indemnify or reimburse each Lender, the Agent, and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, costs, expenses or disbursements incurred or asserted against any such Indemnitee by any Loan Party, any of the directors, officers, shareholders or creditors of any Loan Party or any other Person arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Term Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent, Holdings, the Borrower, any of their respective Subsidiaries or any of the Properties, or to any Blocked Account Agreement or other Person who has entered into a control agreement with any Credit Party, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Parent, Holdings or the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that neither the Parent, Holdings nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons. All amounts due under this Section 10.04 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section 10.04 shall be submitted to the Borrower at the address thereof set forth in Section 10.02, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Agent.

(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Requirements of Law, each party hereto shall not assert, and hereby waive, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.

(d)Limitation of Liability. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Survival. The agreements in this Section shall survive the resignation of any Agent, the assignment of any Commitment or Term Loan by any Lender, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

10.05Payments Set Aside.

To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer, or any other party in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Credit Party severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing. The obligations of the Credit Parties under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations.

10.06Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A)of this Section, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to all of its the Term Loans;

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an

Affiliate of a Lender or an Approved Fund with respect to such Lender, provided that after the passage of seven (7) Business Days of receipt of written notice of an assignment from the Agent by the Borrower without the Borrower giving the Agent written notice of the Borrower’s objection to such assignment, the Borrower shall be deemed to have consented to such assignment; and

(B)the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Loan Parties or any of the Loan Parties’ Subsidiaries or Affiliates, (B) to a natural Person, or (C) to Sponsor or any Sponsor Affiliate.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including, for the avoidance of doubt, any rights and obligations pursuant to Section 3.01), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to cause each Term Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. (i) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person, the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

(i)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (iv) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the limitations and requirements of Section 3.01 and Section 3.06) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.02 as though it were a Lender.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish in connection with a Tax audit or other proceeding that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply and in fact complies with Section 3.01(e) as though it were a Lender.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Matters Specific to Crystal. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (other than any restrictions herein with respect to Disqualified Institutions, including the assignment or sale thereto or participation thereof), (i) neither Crystal nor any of its Affiliates shall be required to comply with this Section 10.06 in connection with any transaction involving any other Affiliate of Crystal or any of its lenders or funding or financing sources, and neither Crystal nor any of its Affiliates shall have an obligation to disclose any such transaction to any Person and (ii) there shall be no limitation or restriction on (A) the ability of Crystal or its Affiliates to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Term Loan or any Obligation to any other Affiliate of Crystal or any lender or financing or funding source of Crystal or any of its Affiliates or (B) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Term Loan or any Obligation; provided, however, that Crystal shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender.”

10.07Treatment of Certain Information; Confidentiality.

Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Requirement of Laws or regulations or by any subpoena or similar legal process, provided that the Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to any Loan Party and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of any of the Credit Parties or any Affiliate of the Credit Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Requirement of Law, including the Securities Laws.

10.08Right of Setoff.

If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Requirement of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Requirement of Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans and other Obligations or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Requirement of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of this Agreement or any provision hereof.

10.12Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or ceases to make LIBOR Rate Loans as a result of any condition described in Section 3.02 or 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02 or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender (other than Crystal) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and 3.05) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)such assignment does not conflict with Requirement of Laws; and

(e)in the case of an assignment resulting from a Lender being a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

GOVERNING LAW

.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SUBMISSION TO JURISDICTION; WAIVERS

.  Each Loan Party hereby irrevocably and unconditionally:

(a)submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Nothing herein shall limit the right of the Agent or any Lender to bring proceedings against any Loan Party in any other court;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Schedule 10.02 or at such other address of which the Agent shall have been notified pursuant thereto;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.16Waivers of Jury Trial.

EACH OF THE PARENT, HOLDINGS, THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.18USA PATRIOT Act; Proceeds of Crime Act.

Each Lender that is subject to the Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Term Loans will be used by the Loan Parties, directly or indirectly, for any purpose which would contravene or breach the Proceeds of Crime Act or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.19Foreign Asset Control Regulations.

Neither of the advance of the Term Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who

Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.20Time of the Essence.

Time is of the essence of the Loan Documents.

10.21[Reserved].

10.22Press Releases.

(a)Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Requirement of Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b)Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower prior to the publication thereof for review and comment by the Borrower. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.23Additional Waivers.

(a)The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by applicable Requirement of Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any release of any other Loan Party from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of any Agent, the Collateral Agent or any other Credit Party.

(b)Except as provided herein or in any other Loan Document or pursuant to any amendment or waiver executed pursuant to Section 10.01, the Obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the Obligations of each Loan Party shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the Payment in Full of all of the Obligations).

(c)To the fullest extent permitted by Requirement of Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the Payment in Full of all the Obligations. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all of the Obligations have been Paid in Full. To the fullest extent permitted by Requirement of Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Requirement of Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party.

(d)Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior Payment in Full of all of the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior Payment in Full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness until Payment in Full of the Obligations. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

10.24Judgment Currency.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice for the applicable currency conversion in the wholesale market. In the event that there is a change in the rate of exchange prevailing there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Loan Parties will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Currency Due which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the conversion date. If the amount of the Currency Due which the applicable Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Loan Party shall indemnify and save the Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan

Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

10.25No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.26Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.27Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.28Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document;

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

VINCE, LLC, as Borrower

By:	/s/ David Stefko
	Name:	David Stefko
	Title:	Chief Financial Officer

Signature Page – Credit Agreement (Vince)

VINCE INTERMEDIATE HOLDINGS, LLC, as a Loan Party

By:	/s/ David Stefko
	Name:	David Stefko
	Title:	Chief Financial Officer

Signature Page – Credit Agreement (Vince)

VINCE HOLDING CORP., as a Loan Party

By:	/s/ David Stefko
	Name:	David Stefko
	Title:	Chief Financial Officer

Signature Page – Credit Agreement (Vince)

CRYSTAL FINANCIAL LLC, as Agent and a Lender

By:	/s/ Mirko Andric
	Name:	Mirko Andric
	Title:	Managing Director

Signature Page – Credit Agreement (Vince)

CRYSTAL FINANCIAL SPV LLC, as a Lender,

/s/ Mirko Andric
Name:	Mirko Andric
Title:	Managing Director

Signature Page – Credit Agreement (Vince)

Schedule 1.01(c)

Consolidated Fixed Charge Coverage Ratio

	Clause (b)(i)
Testing Period	Plug Value	Plus actual Consolidated Net Interest Expense for the
November 3, 2018	$3,744,688	N/A
February 2, 2019	$3,744,688	N/A
May 4, 2019	$3,744,688	N/A
August 3, 2019	$3,396,090	Month ended August 3, 2019
November 2, 2019	$2,346,060	Months ended August 3, 2019 through November 2, 2019
February 1, 2020	$1,490,928	Months ended August 3, 2019 through February 1, 2020
May 2, 2020	$608,973	Months ended August 3, 2019 through May 2, 2020

	Clause (b)(ii)
Testing Period	Plug Value	Plus actual scheduled payments of principal on Indebtedness during such period (after giving effect to any reduction thereof due to mandatory or permitted prepayments on such Indebtedness)
November 3, 2018	$2,750,000	N/A
February 2, 2019	$2,750,000	N/A
May 4, 2019	$2,062,500	Fiscal Quarter ended February 2, 2019
August 3, 2019	$1,375,000	Fiscal Quarters ended February 2, 2019 and May 4, 2019
November 2, 2019	$687,500	Fiscal Quarters ended February 2, 2019, May 4, 2019 and August 3, 2019